Exhibit 10.1

Asset sale agreement

AEP Industries (Australia) Pty Limited and AEP Industries (NZ) Limited (Vendors)

Flexible Packaging Operations Australia Pty Limited and Flexible Packaging Operations New Zealand Limited (Purchasers)

AEP Industries Inc (Guarantor)

AURORA PLACE, 88 PHILLIP STREET, SYDNEY NSW 2000, DX 117 SYDNEY

TEL: +61 2 9921 8888  FAX +61 2 9921 8123

www.minterellison.com

8.7	Independent Expert	24

9.	Title, risk and assumption of Assumed Liabilities	25

9.1	Title	25
9.2	Possession	25
9.3	Assumed Liabilities	25

10.	Trading responsibilities	25

10.1	Profits and Losses	25
10.2	Liabilities	25

11.	Assumed Contracts	26

11.1	Assignment	26
11.2	Consent to transfer of Assumed Contracts	26
11.3	Performance of Assumed Contracts	26
11.4	Use or occupation pending transfer	27
11.5	Vendors to cooperate generally	27
11.6	Vendors’ indemnity	27
11.7	Purchasers’ indemnity	27
11.8	Product Warranties	28

12.	Employees	28

12.1	Offers of employment	28
12.2	Termination of employment of Transferring Employees	28
12.3	Vendors’ payment obligations	28
12.4	Prior Service	29
12.5	Assumption of leave benefits	29
12.6	Vendors’ indemnity	29
12.7	Purchasers’ indemnity	29

13.	Superannuation	30

13.1	Industry Fund	30
13.2	Other Funds	30
13.3	Contributions	31
13.4	Information	31

14.	Book Debts	31

14.1	List of Book Debts	31
14.2	Loan	31
14.3	Collection	31
14.4	Notification to Book Debts	32
14.5	Repayment of Loan	32
14.6	End of Collection Period	32

15.	Warranties by the Vendors and Claims by the Purchasers	32

15.1	Warranties	32
15.2	Application of the Warranties	32
15.3	Qualifications	33
15.4	Acknowledgments	33
15.5	Financial limits on Claims for breach of Warranties	34
15.6	Time limits on Claims	34
15.7	Other limits on Claims	34
15.8	Maximum aggregate liability for Warranty Claims	34
15.9	Notice of potential Claim	35

15.10	Conduct of third party Claims	35
15.11	Rights of the Purchasers	35
15.12	Costs indemnity	36
15.13	Warranty payments	36
15.14	Benefits or credits received by the Purchasers	36
15.15	Trade Practices Act	36
15.16	Vendors’ awareness	36

16.	After Completion	37

16.1	Records and Vendors’ right of access	37
16.2	Excluded Records and Purchasers’ rights of access	37
16.3	Confidential Information	37

17.	‘AEP’, ‘MAPAC’, ‘AEP SAFETY SLIDE CUTTER’ and ‘ZIPSAFE’ marks	38

17.1	Use of Vendors’ name and logo	38
17.2	License	38
17.3	Indemnity	38
17.4	Acknowledgment	38

18.	Restraint covenants	39

18.1	Definitions	39
18.2	Prohibited activities	39
18.3	Exclusion to prohibited activities	39
18.4	Duration of prohibition	40
18.5	Geographic application of prohibition	40
18.6	Interpretation	40
18.7	Exceptions	41
18.8	Acknowledgments	41

19.	Confidentiality and publicity	41

19.1	Confidentiality	41
19.2	Confidential Information	41
19.3	Announcements	42

20.	GST - Supply of a going concern	42

20.1	Going concern	42
20.2	Undertakings	42
20.3	Registered	42
20.4	Liability	42
20.5	Ruling	43
20.6	Reduction	43
20.7	Definitions	43
20.8	Rights	43

21.	Notices and other communications	43

21.1	Service of notices	43
21.2	Effective on receipt	43

22.	Miscellaneous	44

22.1	Alterations	44
22.2	Approvals and consents	44
22.3	Assignment	44
22.4	Costs	44
22.5	Stamp duty	44

22.6	Survival	44
22.7	Counterparts	44
22.8	No merger	44
22.9	Entire agreement	44
22.10	Further action	45
22.11	Severability	45
22.12	Waiver	45
22.13	Relationship	45

23.	Guarantor’s guarantee	45

23.1	Guarantee and indemnity	45
23.2	Extent of guarantee and indemnity	45
23.3	Principal and independent obligation	46
23.4	Enforcement against Guarantor	46

24.	Environmental Indemnity	46

24.1	Definitions	46
24.2	Contamination Indemnity by the Vendor	46
24.3	Limitation	46

Schedule 1 - Apportionment of Purchase Price (clause 4.5)		Omitted

Schedule 2 - Plant and Equipment (clause 1)		Omitted

Schedule 3 - Completion Accounts - principles of preparation		Omitted

Schedule 4 - Warranties (clause 15)		48

Schedule 5 - Business Contracts (clause 2 and 11)		Omitted

Schedule 6 - Equipment Leases (clause 11)		Omitted

Schedule 7 - Properties (clause 11)		Omitted

Schedule 8 - Employees (clause 12)		Omitted

Schedule 9 - Vendor IP		Omitted

Schedule 10 - Statutory Licences		Omitted

Signing page		54

Details

Date	19 April 2005

Parties

Name	AEP Industries (Australia) Pty Limited
ABN	60 075 939 614
Short Name	AEP (Aust)
Notice details	25 Phillips Avenue, South Hackensack, NJ 07606, USA
Facsimile 1-201-807-6801
Attention Paul Feeney

Name	AEP Industries (NZ) Limited
Company Number	44 3596
Short Name	AEP (NZ)
Notice details	25 Phillips Avenue, South Hackensack, NJ 07606, USA
Facsimile 1-201-807-6801
Attention Paul Feeney
(together the Vendors)

Name	Flexible Packaging Operations Australia Pty Limited
ACN	113 833 748
Short form name	Australian Purchaser
Notice details	C/- Catalyst Investment Managers Pty Limited, Level 38, Tower Building, Australia Square, Sydney NSW 2000
Facsimile (02) 9252 5255
Attention John Story

Name	Flexible Packaging Operations New Zealand Limited
Company No	1622911
Short form name	NZ Purchaser
Notice details	C/- Catalyst Investment Managers Pty Limited, Level 38, Tower Building, Australia Square, Sydney NSW 2000
Facsimile (02) 9252 5255
Attention John Story
(together the Purchasers)

Name	AEP Industries, Inc
Short form name	Guarantor
Notice details	25 Phillips Avenue, South Hackensack, NJ 07606, USA
Facsimile 1-201-807-6801
Attention Paul Feeney

Background

A                                      The Vendors conduct the Business and are the legal and beneficial owners of the Assets.

B                                        The Vendors have agreed to sell and the Purchasers have agreed to buy the Assets according to the terms of this agreement.

C                                        The Guarantor is the ultimate holding company of the Vendors and has agreed to guarantee the obligations of the Vendors under this agreement. The Guarantor has also agreed to give certain other commitments to the Purchasers in accordance with the terms of this agreement.

Agreed terms

1.                                      Defined terms & interpretation

1.1                               Defined terms

In this agreement:

Accounting Standards means:

(a)                                  in respect of AEP (Aust):

(i)                                     accounting standards approved under the Corporations Act and its requirements about the preparation and contents of accounts; and

(ii)                                  generally accepted accounting principles, policies, practices and procedures in Australia; and

(b)                                 in respect of AEP (NZ):

(i)                                     accounting standards approved under the Financial Reporting Act 1993 (NZ) and its requirements about the preparation and contents of accounts; and

(ii)                                  generally accepted accounting principles, policies, practices and procedures in New Zealand.

Accounts means the following:

(a)                                  the audited balance sheet of each of the Vendors as at the Accounts Date;

(b)                                 the audited profit and loss statement of each of the Vendors for the financial year ending on the Accounts Date; and

(c)                                  the audited statement of cash flows for AEP (Aust) for the financial year ending on the Accounts Date,

together with the notes to those accounts and, in respect of AEP (Aust), the reports of the directors in respect of those accounts.

AEP (Aust) Assets means those Assets sold by AEP (Aust) to the Australian Purchaser at Completion under this agreement that are, in accordance with clause 8 and Schedule 3, included as Assets of AEP (Aust) in the Completion Accounts.

AEP (Aust) Assumed Liabilities means the Assumed Liabilities of AEP (Aust) assumed by the Australian Purchaser at Completion pursuant to this agreement that are, in accordance with clause 8 and Schedule 3, included as Assumed Liabilities of AEP (Aust) in the Completion Accounts.

AEP (NZ) Assets means those Assets sold by AEP (NZ) to the NZ Purchaser at Completion under this agreement that are, in accordance with clause 8 and Schedule 3, included as Assets of AEP (NZ) in the Completion Accounts.

AEP (NZ) Assumed Liabilities means the Assumed Liabilities of AEP (NZ) assumed by the NZ Purchaser at Completion pursuant to this agreement that are, in accordance with clause 8 and Schedule 3, included as Assumed Liabilities of AEP (NZ) in the Completion Accounts.

Accounts Date means 31 October 2004.

ASIC means the Australian Securities and Investments Commission.

Assets means:

(a)                                  Goodwill;

(b)                                 Plant and Equipment;

(c)                                  Stock;

(d)                                 Prepayments and Other Current Assets;

(e)                                  Business Contracts;

(f)                                    Equipment Leases;

(g)                                 Property Leases;

(h)                                 Vendor IP;

(i)                                     Systems;

(j)                                     Statutory Licences;

(k)                                  Records;

(l)                                     Land; and

(m)                               all other property, rights and assets of the Vendors used in the Business (including the assets described in Part B of Schedule 3 as being assumed by the Purchasers),

but does not include the Excluded Assets.

Assumed Contracts means the Business Contracts, Equipment Leases, Intellectual Property Licences and the Property Leases.

Assumed Employee Entitlements means the entitlements of Transferring Employees assumed by the Purchasers under clause 12.5 of this agreement, to the extent that the monetary value of such entitlements are fully set out in the Completion Accounts.

Assumed Liabilities means Trade Creditor Liabilities, the Assumed Employee Entitlements, and Other Creditors and Accruals.

Australian Assets and Australian Liabilities have the meaning given in clause 3.1.

Australian Employees means the Employees employed by AEP (Aust) in the conduct of the Business at the Completion Date.

Book Debts means the trade receivables and trade debts owing to the Vendors at the Completion Date in respect of the Business (including any bad or doubtful debts).

Business means the business of manufacturing and supplying flexible plastic packaging in Australia, New Zealand and the Asia Pacific conducted by the Vendors at the Completion Date from the Properties and from the Chester Hill Site using the Assets.

Business Contracts means all agreements, arrangements, understandings and orders entered into, made or accepted by or on behalf of one or both of the Vendors in the conduct of the Business that are not fully performed at the Completion Date including, without limitation, those listed in Schedule 5, and including the confidentiality agreements entered into by the Vendors and the Guarantor in relation to the Project Midas Transaction but excluding:

(a)                                  contracts with Employees;

(b)                                 contracts of insurance;

(c)                                  Property Leases, Equipment Leases and Intellectual Property Licences; and

(d)                                 any agreements to the extent they relate to Excluded Assets.

Business Day means:

(a)                                  for receiving a Notice under clause 21, a (day that is not a Saturday, Sunday, public holiday or bank holiday in the place where the Notice is received; and

(b)                                 for all other purposes, a day that is not a Saturday, Sunday, public holiday or bank holiday in New South Wales, Australia and Auckland, New Zealand.

Business Hours means from 9.00am to 5.00pm on a Business Day.

Business Names means the business names used by the Vendors in the Business other than any name that is a Trade Mark.

Chester Hill Employee means an Employee who works solely at the Chester Hill Site.

Chester Hill Lease means the lease between AEP (Aust) and the Australian Purchaser in relation to the property located at 149 Orchard Road, Chester Hill, Sydney NSW 2162, Australia, to be entered into on Completion, in the form set out in Annexure A.

Chester Hill Site means the site operated by AEP (Aust) at 149 Orchard Road, Chester Hill, Sydney NSW 2162, Australia.

Claim means any claim, demand, action or proceeding whether based in contract, tort, statute or otherwise.

Companies Act means the Companies Act 1993 (New Zealand).

Completion means completion of the sale and purchase of the Assets contemplated in this agreement.

Completion Accounts means:

(a)                                  the audited balance sheet of AEP (Aust) and AEP (NZ) as at the close of business on the Completion Date; and

(b)                                 the audited profit and loss statement of AEP (Aust) and AEP (NZ) for the period from the Accounts Date to the close of business on the Completion Date,

to be prepared in accordance with clause 8.

Completion Date means the date on which Completion occurs pursuant to clause 6.1.

Conditions means the conditions precedent set out in clause 2.1.

Confidential Information means the following, irrespective of its form or medium and whether or not it comes into existence before, on or after the date of this agreement:

(a)                                  all information of, used by or related to or connected with the Business or its transactions, operations and affairs including, without limitation, all past, current and prospective financial, accounting, marketing, trading, technical and business information, trade secrets, know-how, technology and operating procedures, customer and supplier lists, data bases, source codes, methodologies, manuals, artwork and advertising manuals;

(b)                                 all other information relating to the Business treated by the Vendors as confidential;

(c)                                  all notes, reports and other records based on, incorporating or derived from information referred to in paragraphs (a) or (b); and

(d)                                 all copies of the information, notes, reports and records referred to in paragraphs (a), (b) or (c),

that is not public knowledge.

Contamination means, in relation to land, the presence in, on or under the land of a substance at a concentration above the concentration at which the substance is normally present in, on or under (respectively) land in the same locality.

Corporations Act means the Corporations Act 2001 (Cth).

Determination Date means the fifth Business Day after the date on which the Completion Accounts and the Net Assets Amount become final and binding on the Vendors and the Purchasers under this agreement, pursuant to clause 8.6 or 8.7(d).

Disclosure Letter means the letter from the Vendors to the Purchasers of even date with this entitled ‘Disclosure Letter’ and containing disclosures to the Warranties.

Domain Names means the domain names used by the Vendors in the Business.

Due Diligence Material means:

(a)                                  all information set out in the Information Memorandum;

(b)                                 all documentation contained in the data room maintained by either of the Vendors or the Vendors’ advisers and listed in the data room index and any supplementary data room index (as set out in Annexure B) and the written responses to questions submitted by the Purchasers (attached as Annexure C), whether or not contained in the data room; and

(c)                                  all written information provided to the Purchasers prior to the date of this agreement by the Vendors or their advisers as part of the Project Midas Transaction, including without limitation, written information provided, during management presentations and meetings, where such written information fairly disclosed the extent to which a Warranty was incorrect.

Employees means all of the persons employed by either of the Vendors in the conduct of the Business at the Completion Date, including those persons listed in Schedule 8 who are employees of either of the Vendors at the Completion Date.

Encumbrance means any mortgage, lien, charge, pledge, claim, Security Interest or other encumbrance or third party interest or power.

Environment means the physical factors of the surrounds of human beings including the land, waters, atmosphere, climate, sound, odours, place, the biological factors of animal and plant and the social factors of aesthetics.

Environmental Law means a law regulating or otherwise relating to the Environment including, without limitation, land use, planning, pollution of the atmosphere, water or land waste, the storage and handling of chemicals, Hazardous Substances, or any other aspect of the protection of the Environment.

Environmental Liability means, in respect of a Property or the Chester Hill Site, any losses, costs, liabilities, expenses or damages incurred pursuant to, or in relation to, or as a consequence of Contamination or Pollution at, of, or emanating from, the Property or the Chester Hill Site.

Equipment Leases means the equipment leases, hire purchase agreements, conditional purchase agreements and other hiring arrangements entered into by one of the Vendors in relation to assets used in the Business, including those listed in Schedule 6, but excluding the Property Leases.

Excluded Assets means the assets described in Part B of Schedule 3 as being retained by the Vendors, including the following assets of the Vendors:

(a)                                  cash in hand, on deposit or at bank;

(b)                                 security deposits;

(c)                                  the Book Debts;

(d)                                 the Excluded Records;

(e)                                  the freehold interest in the property located at 149 Orchard Road, Chester Hill, Sydney NSW 2162, Australia;

(f)                                    the trade marks and names ‘AEP’, MAPAC’, ‘AEP SAFETY SLIDE CUTTER’ and ‘ZIPSAFE’;

(g)                                 the shares in Duplas Pty Limited;

(h)                                 the shares in AEP Film & Laminates Pty Limited;

(i)                                     the following patent applications held by AEP Industries, Inc. entitled ‘FILM CUTTER ASSEMBLY’:

(i)                                     Australian patent application number 25845/01;

(ii)                                  New Zealand patent application number PCT/US2002/31341; and

(iii)                               Australian patent application number 2002337799;

(j)                                     insurance policies relating to the Business or owned by the Vendors or any related body corporate and the benefit of any claims under those policies including the benefit of any claims in relation to the Scholle Claims;

(k)                                  formation expenses of either Vendor;

(l)                                     deferred Tax assets;

(m)                               agreement between AEP (NZ) and DS Smith UK Limited and the Guarantor dated 14 May 2003;

(n)                                 management services agreement between the Guarantor and AEP (NZ) dated 1 November 2001, and any management agreement between the Guarantor and AEP (Aust); and

(o)                                 services agreement between AEP (NZ) and AEP (Aust) dated 1 November 2001.

Excluded Liabilities means all debts, liabilities and obligations of the Vendors or any other person in respect of the Business as at Completion in whatever capacity and whether actual, prospective, contingent or otherwise and whether or not ascertained, other than the Assumed Liabilities, and accordingly the Excluded Liabilities include but are not limited to the following items as are further described in Part B of Schedule 3:

(a)                                  payables to related parties;

(b)                                 amounts owing to related entities;

(c)                                  interest bearing liabilities; and

(d)                                 income tax payable.

Excluded Records means those Records which one or both of the Vendors are required by law to retain, including without limitation documents discovered by Scholle in relation to the Scholle Claims and supplied to one or both of the Vendors.

Funds means the Industry Fund and the Other Funds, and Fund means any of them.

Goodwill means the goodwill of the Business including the exclusive right to carry on the Business in succession to the Vendors.

Government Agency means any government or any governmental, semi-governmental, administrative, fiscal or judicial body, department, commission, authority, tribunal, agency or entity in Australia (whether federal, state or local) or any other part of the world.

Guarantor Warranties means the Guarantor’s warranties and representations set out in Part B of Schedule 4.

Hazardous Substance means any substance which is, or may be hazardous, toxic, dangerous or polluting or which is regulated by any Environmental Law.

Independent Expert has the meaning given to that term in clause 8.7.

Industry Fund means the Printing Industry Superannuation Fund ABN 49 432 159 037.

Information Memorandum means the information memorandum in relation to the Project Midas Transaction prepared by the Vendors and their advisers dated December 2004.

Initial Purchase Price means AUD$45,059,000.

Intellectual Property Rights means all intellectual property and proprietary rights (whether registered or unregistered) including:

(a)                                  business names;

(b)                                 trade or service marks;

(c)                                  any right to have information (including confidential information) kept confidential; and

(d)                                 patents, patent applications, drawings, discoveries, inventions, improvements, trade secrets, technical data, formulae, computer programs, data bases, know-how, logos, designs, design rights, copyright and similar industrial or intellectual property rights.

Intellectual Property Licences means all agreements under which either of the Vendors has the right to use, but not ownership of, Intellectual Property Rights used in connection with the Business, including those listed in Part 2 of Schedule 9.

Key Contracts means the following:

(a)                                  the agreement between Cadbury Schweppes Pty Limited, and each of the Vendors dated 31 December 2001;

(b)                                 the agreement between Dairy Farmers and AEP (Aust) dated 5 December 2005;

(c)                                  the agreement between Tastie Products Ltd and AEP Flexipac (a division of AEP (NZ)) dated 2 September 2004.

Know How means the information or knowhow owned by, or in the possession or control of the Vendors relating to the Business, its systems, technology and affairs (and whether written or unwritten) including:

(a)                                  financial, technological, strategic or business information, concepts, plans, strategies, directions or systems;

(b)                                 research, development, operational, legal, marketing or accounting information, concepts, plans, strategies, directions or systems;

(c)                                  technology, inventions, discoveries, improvements, processes, formulae, techniques, manuals, instructions, source and object codes for computer software, intellectual property rights and technical and historical information relating to them; and

(d)                                 customer and supplier information.

Land means the freehold property listed in Schedule 7.

Land Sale Contracts means the contracts in the form attached as Annexure D for the sale of the Land, which will be executed, and which will settle on the Completion Date.

Liabilities means all liabilities, losses, damages, outgoings, costs and expenses of whatever description.

Lion Nathan Claim means the claim made by Lion Nathan Queensland Brewery Castlemaine Perkins in the sum of $96,892 regarding printed film supplied by AEP (Aust) to Lion Nathan.

Moral Rights means each right defined as a moral right in Part IX of the Copyright Act 1968 (Australia) or Part IV of the Copyright Act 1994 (New Zealand), and any similar rights capable of protection under the laws of any foreign jurisdiction.

NZ Assets and NZ Liabilities have the meaning given in clause 3.1.

NX Employees means the Employees employed by AEP (NZ) in the conduct of the Business at the Completion Date.

Net Assets Amount means:

(a)                                  in relation to AEP (Aust) the amount, in Australian dollars, of the AEP (Aust) Assets as at the close of business on the Completion Date less the AEP (Aust) Assumed Liabilities as at the close of business on the Completion Date as set out in the Completion Accounts, agreed by the parties or determined by the Independent Expert, as the case may be; and

(b)                                 in relation to AEP (NZ) the amount, in New Zealand dollars, of the AEP (NZ) Assets as at the close of business on the Completion Date less the AEP (NZ) Assumed Liabilities as at the close of business on the Completion Date as set out in the Completion Accounts, agreed by the parties or determined by the Independent Expert, as the case may be.

Nominated Accountant means KPMG Australia in relation to the audit of the Completion Accounts for AEP (Aust), and KPMG New Zealand, in relation to the audit of the Completion Accounts for AEP (NZ).

Nominated Persons means David Ward, Iain Campbell, Simon Penlington, Lawrence Olsen and Geoff Turnbull.

Other Creditors and Accruals means, as the Completion Date, the capital expenditure accruals and expense accruals of the Vendors and other Liabilities described in Part B of Schedule 3 as being assumed by the Purchasers, to the extent that the monetary value of such amounts are fully set out in the Completion Accounts.

Other Current Assets means those assets identified as such in the Completion Accounts.

Other Funds means New Zealand Retirement Trust (operated by AMP NZ), Tower Retirement Plan Trustees; Lighthouse Superannuation Nominees Ltd, ING Life Limited ABN 33 009 657 176, Australian Retirement Fund ABN 83 808 454 270, Superannuation Trust of Australia ABN 65 714 394 898 and AMP Superannuation Savings Trust ABN 76 514 770 399.

Plant and Equipment means all plant, equipment, motor vehicles, machinery, spare parts, furniture, fixtures, fittings, office machines, computer equipment and other assets, fittings or chattels owned by the Vendors and used in the conduct of the Business, including those items listed in Schedule 2.

Pollution means:

(a)                                  in relation to air at, of or emanating from a Property: the presence in the air of a substance at a concentration above the concentration at which the substance is normally present in, on or under air in the same locality as the Property;

(b)                                 in relation to water at, of or emanating from a Property: the presence in the water of a substance at a concentration above the concentration at which the substance is normally present in water in the same locality as the Property; and

(c)                                  in relation to noise at, of or emanating from a Property: offensive noise.

Prepayments means those prepayments identified as such in the Completion Accounts.

Product Warranty means a guarantee, warranty, undertaking, representation or promise made by a third party in connection with the quality, performance, promotion, supply or repair of goods included in the Assets or affixed or attached to the Properties.

Project Midas Transaction means the sales process instituted by the Guarantor in December 2004 in relation to the proposed sale of the Vendors.

Properties means the Land and the land leased pursuant to the Property Leases listed in Schedule 7.

Property Leases means the property leases details of which are set out in Schedule 7.

Purchase Price means the Initial Purchase Price, as adjusted pursuant to clause 4.2.

Records means the records owned or used by the Vendors relating to the Business, the Assets, the Transferring Employees and/or the Assumed Liabilities, including sales brochures and catalogues, lists of clients, documents, books, files, reports, accounts, plans and correspondence belonging to or used by either of the Vendors in the conduct of the Business and whether kept in hard or electronic form, and including a copy of the Excluded Records.

Resinite Licence Agreements means:

(a)                                  the licence agreement in respect of the trade mark “Resinile” between the Guarantor, and AEP (NZ) dated 1 November 1997; and

(b)                                 the licence agreement in respect of trade marks “Resinite” and “Sealwrap” between the Guarantor and AEP (Aust) dated 1 November 1996.

Scholle Claims means the claims brought by Scholle Industries Pty Limited in proceedings numbers 216 and 217 of 2004 in the Supreme Court of South Australia.

Security Interest has the meaning set out in section 17(1)(a) of the Personal Property Securities Act 1999 (NZ) (PPSA) but does not include a security interest referred to in section 17(1)(b) of the PPSA.

Statutory Licences means all licences, approvals, consents, rights, registrations, permits, certificates and other authorisations owned by or given to either of the Vendors relating to any aspect of the Business issued or given by any Government Agency, including those listed in Schedule 10.

Stock means all stocks and inventory of raw materials, materials used in manufacture, packaging materials, finished goods, goods under manufacture, work in progress, components, consumables, and other stock in trade of the Business at the Completion Date including goods in transit and stock ordered by and paid for by either of the Vendors before the Completion Date but not received by the Completion Date.

Systems means all accounting systems (including all accounting, invoicing, debt control, credit control, debt collection, computer records, software and all ancillary data systems) used in the conduct of the Business and owned or licensed by either of the Vendors other than corporate accounting and statutory records.

Tax means all forms of taxes, duties, imposts, charges, withholdings, rates, levies or other governmental impositions of whatever nature and by whatever authority imposed, assessed or charged together with all costs, charges, interest, penalties, fines, expenses and other additional statutory charges, incidental or related to the imposition.

Tax Authority means a government, semi-government, administrative, municipal, statutory, fiscal or judicial body, department, commission, authority, tribunal, agency, entity or person responsible for the collection of any Tax or administration of any Tax Law.

Tax Law means any law in relation to any Tax.

Trade Creditor Liabilities means each and every amount due by the Vendors to trade creditors of the Business as at the Completion Date to the extent that the monetary value of such amounts are fully set out in the Completion Accounts.

Trade Marks means the registered and unregistered trade marks used by the Vendors in the Business set out in Schedule 9 and all associated goodwill.

Transferring Employees means Employees who accept a Purchaser’s offer of employment referred to in clause 12.1.

Vendor IP means all Intellectual Property Rights owned by, used by or licensed to either of the Vendors in the conduct of the Business, including:

(a)                                  the Trade Marks;

(b)                                 any right to have information (including confidential information) kept confidential;

(c)                                  patents, patent applications, drawings, discoveries, inventions, improvements, trade secrets, technical data, formulae, computer programs, databases, know-how, logos, designs, design rights, copyright and similar industrial or intellectual property rights;

(d)                                 the Know How; and

(e)                                  the Intellectual Property Licences,

excluding the Business Names and the Domain Names and excluding any marks and names that are Excluded Assets.

Warranties means the representations and warranties set out in Part A of Schedule 4 and the representations and warranties in the Land Sale Contracts.

Warranty Claim means a Claim by the Purchasers against the Vendors arising as a result of a breach of Warranty.

1.2                               Interpretation

In this agreement, except where the context otherwise requires:

(a)	the singular includes the plural and vice versa, and a gender includes other genders;

(b)	another grammatical form of a defined word or expression has a corresponding meaning;

(c)

a reference to a clause, paragraph, schedule or annexure is to a clause or paragraph of, or schedule or annexure to, this agreement, and a reference to this agreement includes any schedule or annexure;

(d)	a reference to a document or instrument includes the document or instrument as novated, altered, supplemented or replaced from time to time;

(e)	a reference to A$, $A, dollar or $ is to Australian currency and a reference to NZ$ or New Zealand dollars is to New Zealand currency;

(f)	a reference to time is to New South Wales, Australia time;

(g)	a reference to a party is to a party to this agreement, and a reference to a party to a document includes the party's executors, administrators, successors and permitted assigns and substitutes;

(h)	a reference to a person includes a natural person, partnership, body corporate, association, governmental or local authority or agency or other entity;

(i)	a reference to a statute, ordinance, code or other law includes regulations and other instruments under it and consolidations, amendments, re-enactments or replacements of any of them;

(j)

a word or expression defined in the Corporations Act has the meaning given to it in the Corporations Act and a word or expression defined in the Companies Act has the meaning given to it in the Companies Act;

(k)	the meaning of general words is not limited by specific examples introduced by including, for example or similar expressions;

(l)	any agreement, representation, warranty or indemnity by two or more parties (including where two or more persons are included in the same defined term) binds them jointly and severally;

(m)

any agreement, representation, warranty or indemnity in favour of two or more parties (including where two or more persons are included in the same defined term) is for the benefit of them jointly and severally;

(n)	a rule of construction does not apply to the disadvantage of a party because the party was responsible for the preparation of this agreement or any part of it;

(o)	if a day on or by which an obligation must be performed or an event must occur is not a Business Day, the obligation must be performed or the event must occur on or by the next Business Day; and

(p)	a reference to except as disclosed is to something that is fairly disclosed in this agreement, the Disclosure Letter, the Due Diligence Material or the information referred to in clause 15.3(a)(iv).

1.3                               Headings

Headings are for ease of reference only and do not affect interpretation.

2.                                      Conditions

2.1                               Conditions

The sale of the Assets and assumption of the Assumed Liabilities contemplated by this agreement and Completion is conditional on the following conditions precedent.

Condition	Party entitled to benefit

1. The Vendors provide evidence to the Purchasers that:

(a) Qenos Pty Limited has consented to the assignment of the Qenos Agreement to the Purchasers;	Purchasers

(b) each counter party to a Key Contract has consented to the assignment of that Key Contract to the relevant Purchaser;	Purchasers

(c) not less than 75% of the Employees located at the Chester Hill Site have accepted the Australian Purchaser’s offer of employment made in accordance with clause 12.1;	Purchasers and Vendors

(d)                                 not less than 90% of the Employees of AEP (Aust) (excluding for the purpose of this condition (d) the Employees located at the Chester Hill Site) have accepted the Australian Purchaser’s offer of employment made in accordance with clause 12.1; and

Purchasers and Vendors

(e) not less than 90% of the Employees of AEP (NZ) have accepted the NZ Purchaser’s offer of employment made in accordance with clause 12.1.	Purchasers and Vendors

2.                                       The Purchasers have executed a facility agreement and ancillary documentation, on terms contemplated in the letter of offer of finance given to the Purchasers before the execution of this agreement (and signed by way of identification between the Purchasers and the Vendors), and any condition precedent to initial finding the subject of such facility agreement has been satisfied or waived, and the initial funding amount is available for drawdown under such facility agreement.

Purchasers

2.2                               Waiver of Conditions

A Condition may only be waived in writing by each party entitled to the benefit of that Condition (as set out in the table in clause 2.1).

2.3                               Conduct of the parties

Each party must use all reasonable endeavours within its own capacity to ensure that each Condition is satisfied as soon as reasonably practicable after execution of this agreement.

2.4                               Failure of Condition

If a party has complied with its obligations under clause 2.3, it may terminate this agreement by giving notice in writing to the other parties if:

(a)                                  a Condition is or becomes incapable of being satisfied; or

(b)                                 each Condition is not satisfied, or waived (in accordance with clause 2.2) by each party entitled to the benefit of that Condition, before 5.00pm on 31 May 2005 or another date agreed by the parties in writing.

2.5                               Effect of termination

On termination of this agreement under clause 2.4:

(a)                                  clauses 19, 21 and 22 continue to apply;

(b)                                 accrued rights and remedies of a party are not affected; and

(c)                                  subject to clauses 2.5(a) and (b), the parties are released from further performing their obligations under this agreement.

3.                                      Sale and purchase

3.1                               Sale and purchase

The Vendors as legal and beneficial owners agree to sell the Assets to the Purchasers and the Purchasers agree to buy the Assets:

(a)                                  for the Purchase Price;

(b)                                 free from any Encumbrance; and

(c)                                  on the Completion Date,

and the Purchasers agree to assume responsibility for the Assumed Liabilities on and from the Completion Date, on the basis that:

(d)                                 the Australian Purchaser will acquire all of the Assets of AEP (Aust) (Australian Assets), and will assume responsibility for the Assumed Liabilities of AEP (Aust) (Australian Liabilities); and

(e)                                  the NZ Purchaser will acquire all of the Assets of AEP (NZ) (NZ Assets), and will assume responsibility for the Assumed Liabilities of AEP (NZ) (NZ Liabilities).

3.2                               Excluded Assets and Excluded Liabilities

The sale and purchase under this agreement does not include the Excluded Assets or the Excluded Liabilities. Nothing in this agreement will pass to the Purchasers, or will be construed as an acceptance of, any Excluded Liability.

4.                                      Purchase Price

4.1                               Amount

The Purchase Price for the Assets is A$45,059,000 (Initial Purchase Price), as adjusted pursuant to clause 4.2.

4.2                               Adjustment of the Initial Purchase Price

(a)                                  If the Net Assets Amount for AEP (Aust) is:

(i)                                     more than A$32,020,928, then the Initial Purchase Price mast be increased by an amount equal to the excess;

(ii)                                  less than A$32,020,928, then the Initial Purchase Price must be reduced by an amount equal to the shortfall,

any adjustment to be made pursuant to this clause 4.2(a) to be made in Australian dollars.

(b)                                 If the Net Assets Amount for AEP (NZ) is:

(i)                                     more than NZ$30,952,780, then the Initial Purchase Price must be increased by an amount equal to the excess;

(ii)                                  less than NZ$30,952,780, then the Initial Purchase Price must be reduced by an amount equal to the shortfall,

any adjustment to be made pursuant to this clause 4.2(b) to be made in New Zealand dollars.

(c)                                  Following the execution of this agreement and prior to Completion, the Vendors and the Purchasers will procure that the senior management of the Business prepare and provide to the Vendors and the Purchasers a draft of the Completion Accounts based on the estimated balance sheet of the Vendors as at 30 April 2005, and the estimated profit and loss statement of the Vendors for the period ending on 30 April 2005, such draft Completion Accounts to be prepared in a manner consistent with the principles in clause 8.2, and the principles in Schedule 3 and to set out:

(i)                                     an estimated Net Assets Amount position for AEP (Aust) and for AEP (NZ); and

(ii)                                  an estimate of the final Purchase Price using the draft Net Assets Amounts set out in the draft Completion Accounts and applying the provisions of clauses 4.2(a) and 4.2(b) (such estimate of the final Purchase Price the Estimated Purchase Price). For the purpose of calculating the Estimated Purchase Price the Australian dollar/NZS exchange rate applying at the date the draft Completion Accounts are issued, as set out in the Australian Financial Review dated the date the draft Completion Accounts are issued, will be used.

4.3                               Payment

(a)                                  The Purchasers must pay the Purchase Price to the Vendors, or as the Vendors otherwise direct, as follows:

(i)                                     on Completion, the Estimated Purchase Price; and

(ii)                                  on the Determination Date, the balance of the Purchase Price (if any) payable pursuant to clause 4.3(b).

(b)                                 If following determination of the Completion Accounts, and the Purchase Price (by way of application of the provisions of clauses 4.2(a) and 4.2(b)), the Estimated Purchase Price:

(i)                                     is less than the Purchase Price, on the Determination Date, the Purchasers must pay an amount equal to the shortfall to the Vendors; or

(ii)                                  is more than the Purchase Price, on the Determination Date, the Vendors must pay an amount equal to the excess to the Purchasers.

(c)                                  The parties acknowledge that by paying the Estimated Purchase Price under clause 4.3(a), the Purchasers will have satisfied in full the obligations to pay the price payable under the Land Sale Contracts at completion of those Land Sale Contracts.

4.4                               Cleared funds

Each payment under this clause 4 must be made by bank cheque or telegraphic transfer to an account nominated by the Vendors or otherwise in cleared funds.

4.5                               Apportionment of Initial Purchase Price

The Initial Purchase Price is apportioned as set out in Schedule 1.

4.6                               Lowest Price

For New Zealand Tax purposes, the Purchase Price does not include any capitalised interest and the parties agree that the Purchase Price is the “lowest price” within the meaning of section EW 32(3) and EW 34(2) of the Income Tax Act 2004 (New Zealand). The parties agree that they will compute their Taxable income for the relevant period on the basis that the Purchase Price includes no capitalised interest and they will file their Tax returns accordingly.

5.                                      Obligations before Completion

5.1                               Continuity of business

(a)                                  Until Completion, the Vendors must not do anything other than carry on the Business in the ordinary and usual course.

(b)                                 Subject to clause 5.2, from the date of this agreement until Completion, the Vendors must not, without the Purchasers’ prior written consent, such consent to not be unreasonably withheld:

(i)                                     dispose of, acquire, grant any option to acquire or use, licence or otherwise part with any Asset, other than the sale and purchase of Stock in the ordinary course of ordinary business;

(ii)                                  enter into any material contract or vary the terms of, or terminate, any material contract, other than in respect of the sale and purchase of Stock in the ordinary course of ordinary business;

(iii)                               knowingly permit or suffer any breach or default of its obligations under any material contract to occur;

(iv)                              amend the terms of engagement of, or terminate the employment of, any Employees either through individual contract or through negotiations with a union, or otherwise, or hire, or agree to hire, any person for a term of employment greater than three months; or

(v)                                 incur or agree to incur any Liabilities other than in the ordinary course of Business.

5.2                               Permitted acts

Nothing in clause 5.1 restricts the Vendors from doing anything:

(a)                                  which is expressly contemplated in this agreement; or

(b)                                 which is necessary for the Vendors to meet their legal or contractual obligations.

5.3                               Purchasers’ right of access

The Vendors must facilitate and ensure that the Purchasers, their officers, employees, advisers and agents are authorised and provided with access to the Properties, the Records and the Employees at all reasonable times before Completion to enable the Purchasers to become familiar with the conduct of the Business and to make informed decisions under clause 5.1.

5.4                               Purchasers’ right to be informed and copy material

(a)                                  The Vendors must, in the period prior to Completion, keep the Purchasers informed, on a timely basis, of all material developments which arise in relation to the Business.

(b)                                 In exercise of the rights granted to the Purchasers under clause 5.3, the Purchasers may, at their cost, make copies of the material examined.

5.5                               Purchasers to avoid disruption

The Purchasers must use their reasonable endeavours to ensure that any access under clause 5.3 is exercised and conducted in a manner to avoid unreasonable and material disruption to the conduct of the Business, its activities, operations and employees.

6.                                      Completion

6.1                               Time and place

Completion will take place at 10.00am on 2 May 2005, or if the Conditions have not been satisfied or waived by that date, on the third Business Day after the date on which all of the Conditions have been satisfied (or waived under clause 2.2) at Minter Ellison, 88 Phillip Street, Sydney NSW 2000 or on such other date and at such other place or time as the parties agree.

6.2                               Vendors’ obligations

At Completion, the Vendors must deliver to the Purchasers:

(a)                                  all of the Assets, title to which passes by delivery, at the Properties;

(b)                                 subject to clause 11, and any relevant consent having been obtained prior to Completion, duly executed transfers or assignments of the Business Contracts (including the Resinite Licence Agreements), the Equipment Leases and any other documents or agreements that the Purchasers reasonably require to vest the Assets in the Purchasers;

(c)                                  all documents of title relating to the Assets, by leaving them at the Properties where they are located;

(d)                                 confirmation that the Bath Road Property Lease, as listed in Part B of Schedule 7, has been stamped;

(c)                                  duly executed assignments or transfers of the Vendor IP (in registrable form if required to record a change of ownership) that the Purchasers reasonably require;

(f)                                    releases in respect of the registered charge numbers 980730 and 995226 in favour of St George Bank Limited in relation to AEP (Aust)’s Assets, and ASIC forms 312 notifying ASIC of the release in full of such charges, duly executed by St George Bank Limited;

(g)                                 a release in respect of the general security agreement dated 22 July 2002 in favour of Bank of New Zealand in relation to AEP (NZ)’s Assets;

(h)                                 duly executed discharges or releases of all other Encumbrances over the Assets other than any Stock held in the ordinary course which is the subject of a retention of title clause where such retention of title clause relates to a Trade Creditor Liability;

(i)                                     the Records;

(j)                                     a list of the Book Debts pursuant to clause 14;

(k)                                  all documents (including certificates of title) necessary to complete the Land Sale Contracts;

(l)                                     duly executed counterparts of the Chester Hill Lease, and of the Land Sale Contracts;

(m)                               all keys and codes required to gain access to the Properties, the Systems, all other computer systems and all other Assets sold under this agreement, by making them available at the Properties;

(n)                                 subject to obtaining any relevant consent required by Completion, a transfer of each Statutory Licence in respect of the Business, the Properties and/or the Assets which are capable of being transferred to the Purchasers; and

(o)                                 copies of letters sent to each of the bidders involved in the Project Midas Transaction requesting such parties destroy or return all confidential information provided to such parties by or on behalf of the Vendors or the Guarantor in connection with such sales process.

Further at Completion the Vendors must give the Purchasers physical possession of the Properties and all Assets.

6.3                               Purchasers’ obligations

At Completion, the Purchasers must:

(a)                                  pay to the Vendors the amount of the Estimated Purchase Price;

(b)                                 deliver to the Vendors duly executed counterparts of the Chester Hill Lease, and of the Land Sale Contracts;

(e)                                  deliver to the Vendors all necessary documents to complete me Land Sale Contracts;

(d)                                 deliver to the Vendors duly executed counterparts of any document to be delivered by the Vendors at Completion to which the Purchasers or any Purchaser is party; and

(c)                                  pay to the Vendors the amount of the Loan referred to in clause 14.2.

6.4                               Simultaneous actions at Completion

In respect of Completion:

(a)                                  the obligations of the parties under this agreement and the Land Sale Contracts are interdependent;

(b)                                 all actions required to be performed under this agreement and the Land Sale Contracts will be taken to have occurred simultaneously on the Completion Date; and

(c)                                  completion of the sale and purchase of each Asset under this agreement and the Land under the Land Sale Contracts is dependent on the completion of the sale and purchase of each other Asset and the Land.

7.                                      Stock

7.1                               Stocktake

As part of the preparation of the Completion Accounts pursuant to clause 8, a Stocktake of the Stock must be conducted as at close of business on the Completion Date as follows:

(a)                                  the Vendors must conduct the Stocktake and must allow the Purchasers, their representatives and advisers to be present at the stocktake;

(b)                                 the Vendors must prepare stock sheets that list the quantities of each item of Stock;

(c)                                  items of Stock must be valued in accordance with the following valuation principles:

(i)            subject to clauses 7.1(c)(ii) to 7.1(c)(v) below, items of Stock will be valued at the lower of cost on a weighted average basis and net realisable value;

(ii)           the cost of items of Stock which are work in progress and finished goods will include the sum of direct labour, direct materials and an appropriate proportion of fixed and variable production overheads;

(iii)          all items of Stock which are raw materials and finished goods (other than consumables) must be written down to 50% of their value after 12 months, and 100% of their value after 24 months;

(iv)          items of Stock which are faulty or damaged will be valued at market value;

(v)           items of packaging material, other consumables, pallets and engineering spares will be valued at cost, or if obsolete, at nil; and

(vi)          to the extent not inconsistent with clauses 7.1(c)(i) to 7.1(c)(v) above, Stock will be valued in a manner consistent with the accounting principles, policies and procedures used in preparing the Accounts.

8.                                      Completion Accounts

8.1                               Completion Accounts

(a)                                  The Purchasers must as soon as practicable and in any event within 20 Business Days after the Completion Date, prepare and give the Vendors and the Nominated Accountant the unaudited Completion Accounts.

(b)                                 As soon as practicable after the unaudited Completion Accounts are prepared, the Vendors must instruct the Nominated Accountant to audit the Completion Accounts, within 15 Business Days of receiving the unaudited Completion Accounts (for the benefit of the Vendors and the Purchasers) and provide a copy of both sets of the Completion Accounts to the Purchasers and the Vendors, together with a statement of the Net Assets Amount for AEP (Aust) and AEP (NZ).

(c)                                  The Vendors and the Purchasers will each pay one half of the Nominated Accountant’s costs and expenses in respect of their preparation of the Completion Accounts.

8.2                               Basis of preparation

(a)                                  The Completion Accounts must be prepared, and the statement of the Net Assets Amount must be calculated as follows:

(i)                                     in accordance with clause 7;

(ii)                                  in accordance with the other Completion Account principles set out in Schedule 3. For the avoidance of doubt, the numbers for the Assets and Liabilities of AEP (NZ) in Schedule 3 are NZ$;

(iii)                               in accordance with the same valuation principles and accounting principles, policies, methodology and assumptions as have been adopted in preparing the Accounts; and

(iv)                              to the extent not covered by the above, in accordance with the Accounting Standards.

8.3                               Access to information

The Vendors will procure that the Nominated Accountant consults with the Purchasers, and each party must:

(a)                                  provide or ensure the provision of all information and assistance which may be reasonably requested by the Nominated Accountant in connection with the preparation of the Completion Accounts; and

(b)                                 permit the Nominated Accountant (or persons assisting the Nominated Accountant) to have reasonable access to and take extracts from or copies of any books, correspondence, accounts or other records relating to the Business in its possession or control.

8.4                               Dispute notice

If either the Purchasers or the Vendors dispute:

(a)                                  the inclusion, omission or calculation of any item in either set of the Completion Accounts; or

(b)                                 that the Completion Accounts have been drawn up in accordance with clause 8.2; or

(c)                                  the calculation of the Net Assets Amount for AEP (Aust) or AEP (NZ),

then it must give notice of such dispute (Dispute Notice) to the other party within 14 days after receipt of the document referred to in clause 8.1(b).

8.5                               Content of Dispute Notice

A Dispute Notice must identify:

(a)                                  the item in the relevant set of the Completion Accounts in respect of which the dispute exists;

(b)                                 insofar as possible the amount in dispute;

(c)                                  the adjustment to the relevant set of Completion Accounts and/or the Net Assets Amount for AEP (Aust) or AEP (NZ) (as applicable) if a Dispute Notice were to be accepted.

8.6                               Deemed acceptance

If a Dispute Notice is not given within the 14 day period required by clause 8.4, the Purchasers and the Vendors will be taken to have accepted the Completion Accounts provided by the Nominated Accountant pursuant to clause 8.1 (b), and the Net Assets Amounts set out in the statement of Net Assets Amounts provided by the Nominated Accountant pursuant to clause 8.1(b), and such Completion Accounts and Net Assets Amounts will be final and binding on the Purchasers and the Vendors.

8.7                               Independent Expert

(a)                                  If a Dispute Notice has been given within the 14 day period required by clause 8.4, the Vendors and the Purchasers agree to negotiate in good faith to resolve the dispute within 10 days.

(b)                                 If the Vendors and the Purchasers are unable to resolve the dispute within 10 days after the Dispute Notice has been given, the Vendors and the Purchasers may by agreement, or failing that either party may, refer the matters in dispute to an independent chartered accountant from a major reputable international firm operating in New South Wales and Auckland (excluding the Purchasers’ and Vendors’ auditors) nominated by the President for the time being of the Institute of Chartered Accountants in Australia (Independent Expert), with a request that the Independent Expert make a decision in respect of the dispute (and any consequential change to the Completion Accounts or the Net Assets Amounts) within 20 Business Days from receiving the reference.

(c)                                  The Vendors and the Purchasers must promptly supply the Independent Expert with any information, assistance or cooperation requested in writing by the Independent Expert in connection with its determination. All correspondence between the Independent Expert and a party must be copied to the other parties.

(d)                                 The decision of the Independent Expert will, in the absence of manifest error, be conclusive and binding on the Vendors and the Purchasers and the Completion Accounts and Net Assets Amounts (as amended) shall be deemed to be final and binding on the parties.

(e)                                  The Vendors and the Purchasers will each pay one half of the Independent Expert’s costs and expenses in respect of such reference. The Independent Expert, in acting in respect of any such reference, shall act as an Independent Expert and not as an arbitrator.

9.                                      Title, risk and assumption of Assumed Liabilities

9.1                               Title

Title to the Australian Assets passes to the Australian Purchaser at Completion, and title to the NZ Assets passes to the NZ Purchaser at Completion.

9.2                               Possession

Possession of the Assets and risk related to the Assets is given and taken at Completion.

9.3                               Assumed Liabilities

On and from Completion, the Australian Purchaser shall assume responsibility for the satisfaction of the Australian Liabilities, and the NZ Purchaser shall assume responsibility for the satisfaction of the NZ Liabilities.

10.                               Trading responsibilities

10.1                        Profits and Losses

Subject to Completion occurring, all profits and losses relating to the conduct of the Business:

(a)                                  in the period up to and including the Completion Date, belong to the Vendors; and

(b)                                 in the period after the Completion Date, belong to the Purchasers.

10.2                        Liabilities

Subject to Completion occurring, and subject to clauses 9.3, 10.1, 11.3, 11.6 11.7 and 15, all Liabilities relating to the conduct of the Business:

(a)                                  in the period up to and including the Completion Date, are the responsibility of the Vendors and the Vendors indemnify the Purchasers from and against those Liabilities (irrespective of whether the Liability arises before or after the Completion Date); and

(b)                                 in the period after the Completion Date, are the responsibility of the Purchasers and the Purchasers indemnify the Vendors from and against those Liabilities,

provided that paragraph (a) above does not apply to the Assumed Liabilities which, pursuant to clauses 3.1 and 9.3 are the responsibility of, and must be paid by, the Purchasers.

11.                               Assumed Contracts

11.1                        Assignment

(a)                                  Subject to Completion, and on and with effect from the Completion Date, the Vendors assign and the Purchasers accept an assignment of all of the Vendors’ rights under, benefits of and interests in (Benefits) and assume the burden of the Assumed Contracts in accordance with this clause 11. For the avoidance of doubt, the Australian Purchaser accepts an assignment of AEP Australia’s Benefits and assumes the burden of the Assumed Contracts that form part of the Australian Assets in accordance with this clause 11, and the NZ Purchaser accepts an assignment of AEP NZ’s Benefits and assumes the burden of the Assumed Contracts that form part of the NZ Assets in accordance with this clause 11.

(b)                                 This agreement does not constitute an assignment or an attempted assignment of an Assumed Contract if an assignment or attempted assignment requires the consent of the counter-party to the Assumed Contract and would constitute a breach of that Assumed Contract if an assignment were made without that consent.

(c)                                  Any assignment of an Assumed Contract must be in the form of the pro forma assignment deed in the form agreed between the Vendors and the Purchasers, each acting reasonably.

11.2                        Consent to transfer of Assumed Contracts

(a)                                  Other than in respect of a Key Contract (in respect of which the provisions of clause 2 apply) (to the extent consent in relation to such Key Contract has not been waived pursuant to clause 2.2), if the consent of any third party is required for the transfer of an Assumed Contract to the Purchasers under clause 11.1, the Vendors and the Purchasers must use their reasonable endeavours to obtain that consent by or as soon as reasonably practicable after Completion.

(b)                                 Pending the transfer of an Assumed Contract to the Purchasers under clause 11.1, the Vendors must:

(i)                                     hold the Benefits of the Assumed Contract on trust for the Purchasers and account to the Purchasers promptly after receipt by the Vendors for the value of any Benefit of the Assumed Contract that arises (or relates to the period) after the Completion Date;

(ii)                                  enforce the Assumed Contract against any counter-party to it in the manner that the Purchasers direct (and promptly following such direction) from time to time, at the expense of the Purchasers; and

(iii)                               not agree to any termination, amendment or variation of or waiver of any of the Vendors’ rights under the Assumed Contract without the prior written approval of the Purchasers.

11.3                        Performance of Assumed Contracts

(a)                                  The Vendors must perform and observe all obligations of the Vendors under the Assumed Contracts which are due to be performed (or relate to the period) on or before the Completion Date.

(b)                                 The Purchasers must, to the extent they lawfully can, assume, perform and observe all obligations of the Vendors under the Assumed Contracts which are due to be performed (or relate to the period) after Completion.

(c)                                  The Vendors must, at the request and expanse of and with the assistance of the Purchasers, use their reasonable endeavours to perform any obligation of either of them under the Assumed Contracts which arises (or relates to the period) from Completion which the Purchasers cannot lawfully assume, perform or observe.

11.4                        Use or occupation pending transfer

If an Equipment Lease, Intellectual Property Licence or Property Lease has not been transferred to the Purchasers by Completion under clause 11.1, the Vendors must, to the extent they lawfully can, allow the Purchasers to use or occupy the property or Intellectual Property Rights (as applicable) the subject of the Equipment Lease, Intellectual Property Licence or Property Lease as licensee from Completion until the transfer is completed.

11.5                        Vendors to cooperate generally

Pending the transfer of an Assumed Contract to the Purchasers under clause 11.1 and to give effect to the allocation of responsibility for performance of and Liability for an Assumed Contract under clauses 11.3, 11.6 and 11.7, the Vendors must fully cooperate with the Purchasers in any reasonable requests of the Purchasers designed to provide for the Purchasers the Benefits of the Assumed Contract subject to the Purchasers assuming the burden of the Assumed Contract in accordance with clause 11.3(b), including:

(a)                                  for a Property Lease, the Vendors granting a sublease of the Property Lease or granting a licence to occupy the relevant Property;

(b)                                 for a Business Contract, the Vendors duly performing the Business Contract by subcontracting the obligations involved to the Purchasers on the same terms as those in the Business Contract or delegating management and performance of the Business Contract to the Purchasers to the extent reasonably practicable to do so; and

(c)                                  for an Equipment Lease, requiring the Vendors to terminate and pay out the Equipment Lease and immediately after termination sell or procure that the lessor transfers title to the equipment the subject of the Equipment Lease to the Purchasers in consideration for the Purchasers paying to the Vendors on transfer of the title to the Purchasers, an amount equal to the sum paid by the Vendors to the lessor on termination of the Equipment Lease.

11.6                        Vendors’ indemnity

Subject to Completion occurring, the Vendors indemnify the Purchasers from and against all Liabilities suffered, paid or incurred by the Purchasers from:

(a)                                  any breach, non-performance or non-observance of any obligation of the Vendors under an Assumed Contract which is due to be performed (or relates to the period) on or before the Completion Date;

(b)                                 any Claim made by a counter-party under an Assumed Contract arising from events, acts or omissions occurring on or before the Completion Date;

(c)                                  any breach, non-performance or non-observance of any obligation of the Vendors under an Assumed Contract which is due to be performed (or relates to the period) after the Completion Date incurred from acts, omissions or events caused or contributed to by the Vendors, other than at the direction of the Purchasers; and

(d)                                 any breach by either of the Vendors of clauses 11.2(b), 11.3 or 11.4.

11.7                        Purchasers’ indemnity

Subject to Completion occurring, the Purchasers indemnify the Vendors from and against all Liabilities suffered, paid or incurred by the Vendors from:

(a)                                  any breach, non-performance or non-observance of any obligation of the Purchasers under an Assumed Contract which is due to be performed (or relates to the period) after the Completion Date except, to the extent that any such Liability is suffered, paid or incurred from acts, omissions of or events caused or contributed to by the Vendors (other than at the direction of the Purchasers);

(b)                                 any Claim made by a counter-party under an Assumed Contract arising from events, acts or omissions occurring after the Completion Date except to the extent that any such Liability is suffered, paid or incurred from acts, omissions of or events caused or contributed to by the Vendors (other than at the direction of the Purchasers); and

(c)                                  any breach by the Purchasers of clause 11.3.

11.8                        Product Warranties

Subject to legal or contractual constraints, the Vendors assign to the Purchasers, with effect on and from Completion, each Product Warranty that is assignable. At the Purchasers’ request (made at any time) the Vendors must give notice of the assignment to the provider of the Product Warranty.

12.                               Employees

12.1                        Offers of employment

(a)                                  Within five Business Days after the date of this agreement the Australian Purchaser must make offers to all of the Australian Employees, and the NZ Purchaser must make offers to all of the NZ Employees (other than Mr David Ward). The offers must be:

(i)                                     in a form approved by the Vendors (provided that such approval is given within two Business Days after that date of this agreement) which offers to each Employee terms and conditions of employment that are the same as that Employee’s current terms and conditions of employment recognising prior service with the Vendors (including entitlement to superannuation contributions) and provide for the continuation of the industrial instruments that currently apply to each Employee;

(ii)                                  conditional on Completion occurring and on the Employee agreeing to resign from his or her employment with the Vendors effective from the Completion Date; and

(iii)                               expressed to take effect on the Completion Date.

(b)                                 If an Employee advises a Vendor or a Purchaser that he or she accepts the relevant Purchaser’s offer of employment, the Vendors or Purchasers (as the case may be) must immediately advise the other of the acceptance.

12.2                        Termination of employment of Transferring Employees

At Completion, the Vendors must release from their employment (with effect from the Completion Date) all Transferring Employees.

12.3                        Vendors’ payment obligations

On the Completion Date, the Vendors must, in respect of each Transferring Employee, pay:

(a)                                  to the Transferring Employee all wages, salary, commission, bonuses or allowances accruing and payable in respect of the period up to and including the Completion Date (other than in respect of annual leave and long service leave (including applicable loadings) and sick pay entitlements); and

(b)                                 all employer superannuation contributions due to be made by the Vendors in respect of the period of employment up to and including the Completion Date in respect, of that Transferring Employee.

12.4                        Prior Service

The Purchasers agree that, subject to any relevant statute, industrial instrument, award or agreement, for the purpose of calculating any benefit arising under any statute, industrial instrument, award, agreement or contract of employment between a Purchaser and a Transferring Employee, the period of service (including any period of service deemed by law or contract) which a Transferring Employee has had with the Vendors immediately before and continuous with the commencement of employment with that Purchaser (Prior Service) is to be deemed service with the Purchaser and the continuity of the period of service of the Transferring Employee is to be deemed not broken because the Transferring Employee ceases to be an employee of the Vendors and becomes an employee of the Purchaser.

12.5                        Assumption of leave benefits

(a)                                  The Australian Purchaser will assume, recognise, and become solely responsible for all accrued and untaken or pro rata entitlements of each Australian Employee that becomes a Transferring Employee for annual leave (including loading), sick leave and long service leave as at the Completion Date.

(b)                                 The New Zealand Purchaser will assume, recognise, and become solely responsible for all accrued and untaken or pro rata entitlements of each New Zealand Employee that becomes a Transferring Employee for annual leave (including loading), sick leave and long service leave as at the Completion Date.

12.6                        Vendors’ indemnity

Subject to Completion occurring, the Vendors indemnify the Purchasers against all Liabilities suffered, paid or incurred by the Purchasers from:

(a)                                  any Claim by any Transferring Employee for any wages, salary, commission, bonuses and other benefits or entitlements accruing and payable to the Transferring Employee on or before the Completion Date (other than leave entitlements which the Purchasers assume under clause 12.5); and

(b)                                 any breach by the Vendors of their statutory, contractual or other legal obligations to a Transferring Employee on or prior to the Completion Date.

12.7                        Purchasers’ indemnity

(a)                                  Subject to Completion occurring, the Purchasers indemnify the Vendors against all Liabilities suffered, paid or incurred by the Vendors from:

(i)                                     any Claim by any Transferring Employee for any wages, salary, commission, bonuses and other benefits or entitlements accruing to the Transferring Employee in respect of the period after the Completion Date; and

(ii)                                  any breach by a Purchaser of its statutory, contractual or other legal obligations to a Transferring Employee after the Completion Date.

(b)                                 Subject to Completion occurring, the Australian Purchaser must pay to AEP (Aust), on demand, an amount equal to 50% of all payments (including, without limitation, for severance, redundancy, notice and leave (including leave loadings)) made to a Chester Hill Employee by AEP (Aust) arising out of the termination of that Chester Hill Employee’s employment as a result of the transaction contemplated in this agreement, provided that:

(i)                                     AEP (Aust) has done all things reasonably required of it by the Australian Purchaser to ensure that obligations to make payments to Chester Hill Employees in respect of termination of employment do not arise; and

(ii)                                  the total amount paid by the Australian Purchaser under this clause must not exceed $1,000,000.

(c)                                  Where an Employee is not a Transferring Employee and such person is subsequently employed by a Purchaser (or any related body corporate of the Purchasers) within 3 years after the Completion Date, that Purchaser must reimburse the Vendors, on demand, all payments (including, without limitation, for severance, redundancy, notice and leave (including leave loadings)) paid by the Vendors to such Employee arising out of the termination of that Employee’s employment as a result of the transaction contemplated in this agreement, less any amounts paid by the Australian Purchaser to AEP (Aust) in respect of such Employee pursuant to clause 12.7(b), provided that the obligation in this clause 12.7(c) will not apply where an Employee is engaged by a Purchaser (or by a related body corporate of the Purchasers) on a short term consultancy basis for periods not exceeding three months per annum.

(d)                                 The Purchasers must notify the Vendor if either Purchaser engages any Employee who is not a Transferring Employee on a short term consultancy basis.

13.                               Superannuation

13.1                        Industry Fund

Where a Transferring Employee is a member of the Industry Fund:

(a)                                  the Purchaser that employs such Transferring Employee must apply to become a participating employer in the Industry Fund no later than seven days after Completion; and

(b)                                 the Vendors must, as soon as reasonably practicable, use reasonable endeavours to procure that the trustee of the Industry Fund agrees to the relevant Purchaser becoming a participating employer in the Industry Fund in place of the relevant Vendor.

13.2                        Other Funds

Where a Transferring Employee is a member of one of the Other Funds:

(a)                                  the Purchaser that employs such Transferring Employee must, as soon as practicable after the Completion Date, arrange for the Transferring Employee to either:

(i)                                     continue in their membership in that Other Fund on the same terms as in force immediately before the Completion Date; or

(ii)                                  be offered membership of a superannuation fund (New Fund) which will provide the Transferring Employee with benefits that are no less favourable than those offered by the Other Fund; and

(b)                                 if relevant, the New Fund must be a complying superannuation fund for the purposes of the Superannuation Industry (Supervision) Act 1993 and otherwise must comply with all applicable regulatory requirements, including holding all relevant licenses, approvals and registrations.

13.3                        Contributions

On or before Completion, the Vendors must contribute to the Funds in respect of each Transferring Employee so that the Vendors are not liable to pay a superannuation guarantee charge in respect of a Transferring Employee in respect of the period before Completion.

13.4                        Information

Subject to any obligations of privacy and confidentiality, the Vendors must use reasonable endeavours to ensure that the trustee’s of the Funds provide the Purchasers with any information reasonably required by the Purchasers in connection with this clause 13.

14.                               Book Debts

14.1                        List of Book Debts

The Vendors must provide to the Purchasers at Completion a list (Book Debt List) of the Book Debts (including any bad or doubtful debts) as at the Completion Date selling out for each debtor:

(a)                                  the name;

(b)                                 the address;

(c)                                  the amount owing;

(d)                                 the due date for payment of the Book Debt; and

(e)                                  whether the debt owing by such debtor is a bad or doubtful debt, applying the same principles as applied in the Accounts.

14.2                        Loan

(a)                                  For the purpose of this clause 14, the Net Book Debts amount means the amount of the Book Debts set out in the Book Debt List as adjusted for any bad or doubtful debts.

(b)                                 On the Completion Date, the Purchasers must advance the Vendors, by way of secured, (in the form of security over the Book Debts), interest free, on-demand loan, an amount equal to the total of the Net Book Debts as set out in the Book Debt List (Loan), provided that the Loan will be capped at, and will not exceed A$33,500,000. For the purpose of calculating the amount of the loan, the exchange rate determined pursuant to clause 4.2(c) will apply.

14.3                        Collection

The Purchasers, as agent for the Vendors, have the sole and exclusive right for 12 months after the Completion Date (the Collection Period) to seek to collect the Book Debts referred to in clause 14.1, subject to the following:

(a)                                  the Purchasers must use all reasonable endeavours to recover the Book Debts provided that the Purchasers are not required to institute proceedings to recover a Book Debt;

(b)                                 the Purchasers must allocate any money they receive from a debtor firstly against outstanding Book Debts owed by that debtor, before any money is allocated for any other reason, such as for the payment of debts due to a Purchaser except where the customer, in writing, disputes a debt included in the Book Debts and indicates that the amount paid is in respect of a debt owing to a Purchaser, in which case such amount will not be allocated against Book Debts;

(c)                                  the Purchasers must provide the Vendors with monthly written updates as to the progress of the recovery of the Book Debts; and

(d)                                 after the Collection Period, the Vendors are, subject to repayment of the Loan in full, entitled to seek collection any of the Book Debts provided the Vendors must act reasonably in all the circumstances, including without limitation, having regard to the likelihood of success.

14.4                        Notification to Book Debts

(a)                                  Within five Business Days after Completion, the Vendors must provide a letter to each debtor directing it to pay all relevant Book Debts to the Purchasers (on behalf of the Vendors).

(b)                                 The Vendors must provide the Purchasers any information in relation to the collection of the Book Debts which the Purchasers reasonably require.

14.5                        Repayment of Loan

(a)                                  Each Book Debt, collected by the Purchasers, on behalf of the Vendors will be immediately applied towards, and treated as, repayment by the Vendors to the Purchasers of an amount of the Loan equal to that Book Debt. Therefore, the Purchasers will be entitled to retain for themselves all money collected in respect of each Book Debt.

(b)                                 Each Book Debt paid to and received by the Vendors from a debtor who makes payment directly to the Vendors (because, for example, the debtor makes payment before it is advised that the Purchasers are collecting Book Debts as the Vendors’ agent) must be immediately paid by the Vendors to the Purchasers in part repayment of the Loan. The Purchasers will be entitled to retain all such Loan repayments.

14.6                        End of Collection Period

On the last day of the Collection Period, if and to the extent that the Loan has not been repaid in full pursuant to clause 14.5, the Vendors must immediately repay to the Purchasers the balance of the unpaid Loan.

15.                               Warranties by the Vendors and Claims by the Purchasers

15.1                        Warranties

(a)                                  The Vendors represent and warrant to the Purchasers that each of the Warranties is true and accurate at the date of this agreement and will be true and accurate on the Completion Date.

(b)                                 The Warranties given by the Vendors are given in relation to this agreement and the Land Sale Contracts.

(c)                                  The Vendors indemnify the Purchasers for any loss, claim, damage, expense or liability suffered or incurred by the Purchasers arising out of or resulting from a breach of a Warranty.

(d)                                 The Guarantor represents and warrants to the Purchasers that each of the Guarantor Warranties is true and accurate at the date of this agreement and will be true and accurate on the Completion Date.

(e)                                  The Guarantor indemnifies the Purchasers for any loss, claim, damage, expense, liability or proceeding suffered or incurred by the Purchasers arising out of or resulting from a breach of a Guarantor Warranty.

15.2                        Application of the Warranties

Each of the Warranties:

(a)                                  remains in full force and effect after Completion;

(b)                                 is separate and independent and is not limited by reference to any other Warranty.

15.3                        Qualifications

The Warranties (other than the Warranties in Warranty 1 of Part A of Schedule 4) are given subject to and qualified by, and the Purchasers are not entitled to claim that any fact, matter or circumstance causes any of the Warranties to be breached if and to the extent, but only to the extent, that:

(a)                                  the fact, matter or circumstance is fairly disclosed in:

(i)                                     this agreement;

(ii)                                  the Disclosure Letter;

(iii)                               the Due Diligence Materials; or

(iv)                              any information available, on public registers maintained by:

(A)                              any of the Intellectual Property Office of Australia, the High Court of Australia, the Federal Court of Australia (throughout Australia), the New South Wales Land Titles Office (and the equivalent office in Victoria) and the Australian Securities and Investments Commission – on or before 18 April 2005;

(B)                                the Supreme Court (throughout Australia) – on or before 24 February 2005;

(C)                                the Ministry of Economic Development (which maintains the Personal Properties Securities Register, Land Information New Zealand, the Intellectual Property Office of New Zealand, any public register kept by the Companies Office pursuant to the Companies Act 1993, or the High Court of New Zealand (in Auckland or Christchurch) – on or before 18 April 2005; or

(D)                               the Historic Places Trust – on or before 6 April 2005.

15.4                        Acknowledgments

The Purchasers acknowledge and agree with the Vendors that:

(a)                                  they have had the opportunity to, and have, conducted due diligence investigations in relation to the Business before the date of this agreement and have had the opportunity to raise such enquiries as they considered necessary with the Vendors in relation to the Business;

(b)                                 the Warranties and the Guarantor Warranties are the only warranties that the Purchasers require, and on which the Purchaser have relied, in entering into this agreement;

(c)                                  for the avoidance of doubt, no warranty or representation, expressed or implied, is given in relation to any expression of intention or expectation nor any forecast, budget or projection contained or referred to in the Due Diligence Material; and

(d)                                 other than in respect of the Warranties and the Guarantor Warranties, to the extent permitted by law, all warranties and representations (whether express or implied and whether oral or in writing) made or given by either of the Vendors or their employees, customers, agents or representatives are expressly excluded.

15.5                        Financial limits on Claims for breach of Warranties

The Vendors have no liability for a Claim for a breach of any Warranty:

(a)                                  unless the amount of the Claim (or all Claims relating to the same or substantially similar facts, matters or circumstances) in respect of that breach is $500,000 or more; and

(b)                                 until the aggregate of all Claims which may be recovered under clause 15.5(a) exceeds $3,500,000, in which event the Purchasers may claim the whole amount.

15.6                        Time limits on Claims

The Vendors have no liability for any Claim for breach of any Warranty, unless:

(a)                                  the Purchasers have given written notice of the Claim to the Vendors on or before 30 September 2006; and

(b)                                 unless the Claim has been settled, or legal proceedings in a court of competent jurisdiction in respect of the Claim have been commenced by the Purchasers against the Vendors, within one year of the Claim being notified by the Purchasers.

15.7                        Other limits on Claims

The liability of the Vendors in respect of any Claim for breach of a Warranty, is reduced or extinguished (as the case may be) to the extent that:

(a)                                  the subject matter of any Claim is provided for in the Accounts or in the Completion Accounts;

(b)                                 the Claim has arisen as a result of or in consequence of any voluntary act, omission, transaction or arrangement of or on behalf of the Purchasers after Completion, other than an act in reliance of this agreement, an act in the ordinary course of business, or an act to satisfy an obligation under law or any contract;

(e)                                  the Claim occurs or is increased as a result of legislation not in force or in effect at the date of this agreement;

(d)                                 the Claim occurs as a result of a change after the date of this agreement in any law, interpretation of law, the practice of a Tax Authority or an issue or withdrawal or a ruling by a Tax Authority; or

(e)                                  other than in respect of the Warranties in paragraph 1 of Part A of Schedule 4, the Purchasers have, prior to the date of this agreement, received written information from the Vendors or the Vendors’ advisers in connection with the Project Midas Transaction which fairly disclosed the extent to which the Warranty was incorrect.

15.8                        Maximum aggregate liability for Warranty Claims

Notwithstanding anything else express or implied in this agreement or otherwise, the maximum aggregate liability of the Vendors for all Claims, for breach of Warranty, made by the Purchasers shall be limited to:

(a)                                  in respect of a Claim for breach of a Warranty in paragraph 1 of Part A of Schedule 4 (Title and Solvency), or paragraph 2 of Part A of Schedule 4 (Accounts), $77,500,000; and

(b)                                 in respect of all other Claims for breach of Warranty, $30,000,000,

provided that in no circumstances will the Purchasers be entitled to recover more than $77,500,000 in respect of Claims for breach of Warranty.

15.9                        Notice of potential Claim

If the Purchasers become aware of anything which is or may be reasonably likely to give rise to a Warranty Claim under this clause 15 they must notify the Vendors in writing, within 10 Business Days after it has first come to the Purchasers’ attention (Claim Notice), setting out the act, matter or thing relied on as giving rise to the Warranty Claim, the Warranty the subject of the Warranty Claim and all relevant details of the Warranty Claim in so far as they are available to the Purchasers.

15.10                 Conduct of third party claims

(a)                                  The Vendors, subject to this clause 15.10, are in respect of an act, matter or thing notified by the Purchasers under clause 15.9, where that act, matter or thing relates to an actual or threatened claim from a third party, entitled to elect by written notice given to the Purchasers within 10 Business Days of receipt of a Claim Notice to:

(i)                                     take over the conduct of the claim; and

(ii)                                  take such actions as the Vendors may decide about it, including the right to negotiate, defend and/or settle the claim and to recover costs incurred as a consequence of the claim from any person, provided that the Vendors must act reasonably in all the circumstances, including without limitation, having regard to the likelihood of success and the effect of proceedings or actions on the goodwill or reputation of the Business or the Purchasers.

(b)                                 Where the Vendors take over the conduct and/or defence of any claim under this clause 15.10, the Vendors must:

(i)                                     afford the Purchasers the opportunity to consult with the Vendors on all matters of significance for the goodwill of the Business; and

(ii)                                  at reasonable and regular intervals provide the Purchasers with written reports concerning the conduct, negotiation, control, defence and/or outcome or settlement of the claim.

(c)                                  The Purchasers must provide the Vendors with access to (with the right to take copies) and make available to the Vendors all relevant personnel, relevant documents, books and records reasonably required for the purpose of the conduct of any claim under clause 15.10(a).

15.11                 Rights of the Purchasers

If the Purchasers give the Vendors a Claim Notice under clause 15.9 and the Vendors do not elect to take over the control of a Claim under clause 15.10, the Purchasers may take such actions as the Purchasers may decide about it, including the right to negotiate, defend and/or settle the claim and to recover costs incurred as a consequence of the claim from any person, provided that:

(a)                                  the Purchasers at reasonable and regular intervals provide the Vendors with written reports concerning the conduct, negotiation, control, defence and/or settlement of the claim and must not settle the claim without the prior approval of the Vendors which must not be unreasonably withheld or delayed;

(b)                                 the Purchasers afford the Vendors the opportunity to consult with the Purchasers on matters of significance in relation to the conduct, negotiation and settlement of the claim;

(c)                                  the Vendors render to the Purchasers, at the Purchasers’ expense, all such assistance as the Purchasers may reasonably require in disputing any claim; and

(d)                                 the Purchasers must procure that anyone representing their interests in respect of the claim complies with the requirements in clause 15.10 and this clause 15.11.

15.12                 Costs indemnity

The Vendors indemnify the Purchasers against all Liabilities reasonably incurred by, or awarded against, the Purchasers arising out of the conduct of the Vendors under clause 15.10 or acts required or requested of the Purchasers in respect of the same, as and when they fall due, including reasonable legal costs and disbursements of the Purchasers’ lawyers.

15.13                 Warranty payments

Any payment made in respect of a Claim for breach of a Warranty is deemed to be a reduction in the Purchase Price.

15.14                 Benefits or credits received by the Purchasers

If any payment in respect of a Claim under the Warranties is made to the Purchasers by or on behalf of the Vendors and after the payment is made the Purchasers receive any amount in relation to the subject matter of the Claim (including payment under any insurance policy), then the Purchasers:

(a)                                  must immediately notify the Vendors of the payment; and

(b)                                 pay to the Vendors an amount equal to the lesser of the amount paid to the Purchasers in respect of the Claim under the Warranties, by or on behalf of the Vendors, and the amount subsequently received by the Purchasers in respect of the subject matter of the Claim (net of any Tax payable by the Purchasers on such amount subsequently received).

15.15                 Trade Practices Act

To the extent permitted by law, the Purchasers agree not to make, and waive any right they may have to make, any claim against the Vendors or any Associate of the Vendors under section 52 of the Trade Practices Act 1974 (Cth) or the corresponding provision of any State or Territory enactment, or section 9 of the Fair Trading Act 1986 (New Zealand).

15.16                 Vendors’ awareness

Where a Warranty is qualified by reference to the Vendors’ awareness or knowledge, the Purchasers acknowledge that the Vendors’ awareness or knowledge is limited to matters as at the date the relevant Warranty is given that is within the knowledge of the Nominated Persons (or would have been within such Nominated Person’s knowledge had such Nominated Person made all reasonable enquiries to ascertain the truth and accuracy of the relevant Warranty).

15.17                 Consequential damages

The Vendors will not be liable in respect of a Claim for breach of Warranty for any special, indirect or consequential loss, except where the Claim is for breach of a Warranty in paragraph 2 of Part A of Schedule 4 (Accounts), or is for breach of a Warranty in paragraph 14 of Part A of Schedule 4 (Information), in which case the Vendors will, subject to this clause 15, be liable for any loss suffered or incurred by the Purchasers, including any special, indirect or consequential loss. Nothing in this clause 15.17 limits the rights of the Purchasers to recover any general loss or general damages for breach of any Warranty.

16.                               After Completion

16.1                        Records and Vendors’ right of access

(a)                                  After Completion, the Vendors will have the right, at all reasonable times, on reasonable notice and at its cost, to access, and to take copies of, any Records reasonably necessary for it:

(i)                                     to comply with any applicable law, including any applicable law relating to Tax;

(ii)                                  to prepare Tax or other returns required of it by law; or

(iii)                               for the purpose of dealing with the accounting, Taxation, financial or insurance affairs of the Vendors or any related body corporate of them,

provided that any such copies of Records or information obtained from such Records must be kept confidential in accordance with clause 16.3 and used solely for the above purposes.

(b)                                 In addition to the rights pursuant to clause 16.1(a) above, after Completion, the Vendors will have the right, on reasonable notice and at its coat, to access to the Records and the Employees of the Business at all reasonable times, as is reasonably necessary for the Vendors in relation to the Scholle Claim or in relation to the Lion Nathan Claim, provided that:

(i)                                     any such copies of Records or information obtained must be kept confidential in accordance with clause 16.3 and used solely for the above purpose; and

(ii)                                  the Vendors use their reasonable endeavours to ensure that any access under this clause 16.1(b) is exercised and conducted in a manner to avoid unreasonable and material disruption to the conduct of the Business, its activities, operations and Employees.

16.2                        Excluded Records and Purchasers’ rights of access

After Completion, the Purchasers will have the right, at all reasonable times, on reasonable notice and at their cost, to access, and to take copies of, any Excluded Records reasonably necessary for either Purchaser:

(a)                                  to comply with any applicable law, including any applicable law relating to Tax;

(b)                                 to prepare Tax or other returns required of either Purchaser by law; or

(c)                                  for the purpose of dealing with the accounting, Taxation, financial or insurance affairs of either Purchaser or any of related body corporate of either Purchaser,

provided that any such copies of Excluded Records or information obtained from such Excluded Records must be kept confidential in accordance with clause 19 and used solely for the above purposes.

16.3                        Confidential Information

With effect from Completion, the Vendors and the Guarantor must keep and must procure that any related body corporate of it keeps the Confidential Information confidential in accordance with clause 19.3.

17.                               ‘AEP, ‘MAPAC’, ‘AEP SAFETY SLIDE CUTTER’ and ‘ZIPSAFE’ marks

17.1                        Use of Vendors’ name and logo

Subject to clause 17.2, Following Completion the Purchasers must not and must procure that:

(a)                                  the Business ceases to use or display any trade or service marks, trade or service names, registered designs or logos used or owed by the Vendors or any related body corporate of it including (‘AEP’ ‘MAPAC’ ‘AEP SAFETY SLIDE CUTTER’ and ZIPSAFE’ or any confusingly similar mark, design name or logo), other than any trade or service mark, trade or service name, design or logo included in the Vendor IP; and

(b)                                 the Business ceases to use or display the Business Names.

17.2                        Licence

(a)                                  Subject to clause 17.2(c), the Vendors license the Purchasers, on a royalty free basis, the use of the names ‘AEP’, ‘MAPAC’, ‘AEP SAFETY SLIDE CUTTER’ and ‘ZIPSAFE’ and any names, images or logos associated with the names ‘AEP’, ‘MAPAC’, ‘AEP SAFETY SLIDE CUTTER’ and ‘ZIPSAFE’ (including any trade marks) in relation to the Business, for a period of six months from the Completion Date.

(b)                                 On the completion of the six month period referred to in clause 17.2(a), the Purchasers must not use the names ‘AEP’, ‘MAPAC’, ‘AEP SAFETY SLIDE CUTTER’ and ‘ZIPSAFE’ and any names, images or logos associated with the names ‘AEP’, ‘MAPAC’, ‘AEP SAFETY SLIDE CUTTER’ and ‘ZIPSAFE’ (including any trade marks).

(c)                                  The Purchasers acknowledge that the licence granted under clause 17.2(a) does not extend to any new work for the Business after Completion and the Purchasers warrant that they will not without the prior consent of the Vendors, use the names ‘AEP’, ‘MAPAC’, ‘AEP SAFETY SLIDE CUTTER’ and ‘ZIPSAFE’ and any names, images or logos associated with the names and words ‘AEP’, ‘MAPAC’, ‘AEP SAFETY SLIDE CUTTER’ and ‘ZIPSAFE’ (including any trade marks) in relation to any new work for the Business or other activities of the Purchasers which commence after Completion, PROVIDED HOWEVER the Purchasers may use the name ‘ZIPSAFE’ after Completion in relation to any ‘ZIPSAFE’ products that the Purchasers acquire from AEP Industries Inc.

17.3                        Indemnity

The Purchasers indemnify the Vendors from and against all costs, expenses, claims, demands, actions and proceedings (including legal costs on a solicitor and known client basis) in respect of any use by the Purchasers after Completion of the names ‘AEP’, ‘MAPAC’, ‘AEP SAFETY SLIDE CUTTER’ and ‘ZIPSAFE’ and any names, images or logos associated with such names other than in accordance with this agreement or any misleading or deceptive use of such names.

17.4                        Acknowledgment

The parties acknowledge the following:

(a)                                  the trade marks listed below will be transferred from AEP (NZ) to AEP Industries, Inc. prior to Completion:

Country	No./Class	Trade mark	Status
New Zealand	278444 (16)	AEP	Registered - 18/06/2018
New Zealand	280176 (17)	AEP	Registered - 28/07/2018

(b)                                 the trade mark listed below will be assigned from AEP (NZ) to AEP Industries, Inc. prior to Completion:

Country	No./Class	Trade mark	Status
New Zealand	673365 (8)	AEP SAFETY SLIDE CUTTER	Registered - 11/02/2010

18.                               Restraint covenants

18.1                        Definitions

In this clause 18:

engage in means to carry on, participate in, provide finance or services, or otherwise be directly or indirectly involved as a shareholder, unitholder, director, consultant, adviser, contractor, principal, agent, manager, employee, beneficiary, partner, associate, trustee or financier or in any other capacity.

Prohibited Persons means:

(a)                                  the Vendors;

(b)                                 the Guarantor;

(c)                                  any related bodies corporate of either of the Vendors or of the Guarantor.

18.2                        Prohibited activities

Subject to clause 18.3, the Vendors and the Guarantor will not, and the Vendors and the Guarantor will procure that the other Prohibited Persons will not, for the periods and the areas specified in clauses 18.3(d) and 18.5:

(a)                                  engage in a business or an activity that is in competition with the Business or any material part of the Business;

(b)                                 solicit, canvass, approach or accept an approach from a person who was at any time during the twelve months ending on the Completion Date a customer of one of the Vendors with a view to obtaining their custom in a business that is in competition with the Business or any material part of the Business;

(c)                                  interfere with the relationship between the Purchasers and their customers, employees or suppliers;

(d)                                 induce or help to induce an employee of either Purchaser to leave their employment.

18.3                        Exclusion to prohibited activities

(a)                                  Notwithstanding clause 18.2, the Vendors and the Guarantor acknowledge that the Prohibited Persons may acquire a business that:

(i)                                     is in competition with the Business or any material part of the Business; and

(ii)                                  has subsidiaries in or otherwise carries on business in Australia and/or New Zealand,

(together the New Business), provided that, within three months of a Prohibited Person completing the acquisition of the New Business, the Vendors and the Guarantor must procure that the Prohibited Persons must offer to sell (Transfer Notice) that part of the New Business situated in Australia and/or New Zealand (Offending Business) to the Purchasers at the same purchase price at which the Prohibited Person acquired the Offending Business.

(b)                                 The Transfer Notice must provide details of the following:

(i)                                     full details of the assets and/ shares that constitute the Offending Business;

(ii)                                  the most recent financial records of the Offending Business as are available to the Vendors;

(iii)                               the purchase price which the Prohibited Persons paid for the Offending Business and full details of the terms on which the New Business was acquired; and

(iv)                              any other reasonable terms arid conditions that apply to the sale of the Offending Business.

(c)                                  Within 20 days after serving the Transfer Notice, the Purchasers must give notice to the Vendors stating whether or not they agree to acquire the Offending Business. If the Purchasers notify the Vendors that they elect to acquire the Offending Business, the parties must promptly take all action as is reasonably necessary to procure the completion of the sale of the Offending Business on the terms set out in the Transfer Notice.

(d)                                 If the Purchasers give notice to the Vendors of their rejection of the offer made to them in the Transfer Notice or if the Purchasers are taken to have rejected the offer pursuant to clause 18.3(e), the Prohibited Persons may continue to carry on the Offending Business.

(e)                                  If the Purchasers do not give notice to the Vendors within the period specified in clause 18.3(c) of their acceptance or rejection of the offer made to it in the Transfer Notice, the Purchasers are taken to have rejected the offer.

18.4                        Duration of prohibition

The undertakings in clause 18.2 begin on the Completion Date and end:

(a)                                  on the second anniversary of the Completion Date;

(b)                                 18 months after the Completion Date;

(c)                                  12 months after the Completion Date.

18.5                        Geographic application of prohibition

The undertakings in clause 18.2 apply only if the activity prohibited by clause 18.2 occurs within:

(a)                                  Australia and New Zealand;

(b)                                 Australia, Auckland and Christchurch;

(c)                                  New South Wales, Victoria, Auckland and Christchurch.

18.6                        Interpretation

Clauses 18.2, 18.4 and 18.5 have effect together as if they consisted of separate provisions, each being severable from the other. Each separate provision results from combining each undertaking in clause 18.2, with each period in clause 18.4, and combining each of those combinations with each area in clause 18.5. If any of those separate provisions is invalid or unenforceable for any reason, the invalidity or unenforceability does not affect the validity or enforceability of any of the other separate provisions or other combinations of the separate provisions of clauses 18.2, 18.4 and 18.5.

18.7                        Exceptions

This clause 18 does not restrict a Prohibited Person from:

(a)                                  holding 5% or less of the shares of a listed company; or

(b)                                 recruiting a person through a recruitment agency (except if the agency targets employees of either Purchaser) or in a response to a newspaper, web page or other public employment advertisement.

18.8                        Acknowledgments

The Vendors and the Guarantor acknowledge that:

(a)                                  all the prohibitions and restrictions in this clause 18 are reasonable in the circumstances and necessary to protect the goodwill of the Business;

(b)                                 damages are not an adequate remedy if a Prohibited Person breaches this clause 18; and

(c)                                  the Purchasers may apply for injunctive relief if:

(i)                                     a Prohibited Person breaches or threatens to breach this clause 18; or

(ii)                                  it believes a Prohibited Person is likely to breach this clause 18.

19.                               Confidentiality and publicity

19.1                        Confidentiality

The Purchasers:

(a)                                  must keep confidential any confidential information of either or both of the Vendors and all Confidential Information disclosed to the Purchasers by or on behalf of the Vendors, or of which the Purchasers become aware (whether before or after the date of this agreement); and

(b)                                 may disclose any confidential information in respect of which the Purchasers have an obligation of confidentiality under clause 19.1(a) only:

(i)                                     to those of the Purchasers’ officers, employees, financiers or advisers who:

(A)                              have a need to know for the purposes of this agreement and the transactions contemplated by it; and

(B)                                undertake to the Purchasers (and, where required by the Vendors, to the Vendors also) a corresponding obligation of confidentiality to that undertaken by the Purchasers under this clause 19.1;

(ii)                                  if required to do so by law or the Listing Rules of ASX; or

(iii)                               with the prior written approval of the Vendors.

19.2                        Confidential Information

The provisions of clause 19.1 apply:

(a)                                  with respect to Confidential Information:

(i)                                     until Completion; or

(ii)                                  for a period of three years after termination of this agreement,

whichever first occurs; and

(b)                                 with respect to any other confidential information of the Vendors, until that information is public knowledge (otherwise than as a result of a breach of confidentiality by the Purchasers or any of their permitted disclosees).

19.3                        Announcements

A party must not make or authorise a press release, public announcement, disclosure or filing relating to the negotiations of the parties or the subject matter or provisions of this agreement (Announcement) unless:

(a)                                  it is required to be made by law or the Listing Rules of ASX and before it is made that party has:

(i)                                     notified the Purchasers and the Vendors; and

(ii)                                  given the Purchasers and the Vendors a reasonable opportunity to comment on the contents of, and the requirement for, the Announcement; or

(b)                                 it is required to be made by the Vendors under laws, rules and regulations of the United States Securities and Exchange Commission and Nasdaq market;

(c)                                  disclosure is required by law or any governmental authority, or in order to comply with the obligations under this agreement; or

(d)                                 it has the prior written approval of the Purchasers and the Vendors.

20.                               GST - Supply of a going concern

20.1                        Going concern

The Vendors and the Purchasers agree that the sale of the Assets and the Business under this agreement constitutes the supply of a going concern for the purposes of the A New Tax System (Goods and Services Tax) Act 1999 (Australia) (the Australian GST Act) and the Goods and Services Tax Act 1985 (New Zealand) (the New Zealand GST Act) (together the GST Law)

20.2                        Undertakings

The Vendors undertake that they will carry on the enterprise transferred under this agreement until the day that the supply is made for the purposes of the GST Law and that they intend that the supply of the Assets and the Business is the supply of a taxable activity for the purposes of the New Zealand GST Act that is capable of being carried on as a going concern by the Purchasers.

20.3                        Registered

The Purchasers warrant that they will be registered for goods and services tax (GST) for the purposes of the GST Law at the Completion Date. The Purchasers will provide written evidence of their GST registrations to the Vendors prior to the Completion Date. If the Purchasers do not provide evidence of registrations as required, the Vendors may elect to treat the supply of the Assets and the Business as a taxable supply and accordingly the Purchasers must pay the GST Amount (calculated under clause 20.4(a)) to the Vendors on the Completion Date.

20.4                        Liability

If notwithstanding clause 20.1, the Vendors determine that they are liable to pay GST on a supply made under or in connection with this agreement:

(a)                                  the Purchasers must pay to the Vendors in addition to the Purchase Price and any other consideration to be provided by the Purchasers to the Vendors for that supply under this agreement (GST exclusive consideration), an amount equal to the GST exclusive consideration multiplied by the prevailing rate of GST for the relevant jurisdiction (GST Amount);

(b)                                 in addition to the GST Amount, the Purchasers must pay to the Vendors an amount equal to any interest, fines, penalties and additional tax payable by the Vendors as a result of the supply of the Assets and the Business being incorrectly treated as a supply of a going concern or otherwise resulting from the GST payable on the supply being paid late or the GST Amount being paid late;

(c)                                  the GST Amount and any amount payable under clause 20.4(b) must be paid by the Purchasers to the Vendors within 2 Business Days of the Vendors issuing a tax invoice to the Purchasers for the relevant taxable supply, except where the GST Amount is payable on the Completion Date under clause 20.3; and

(d)                                 it will not be a defence to any claim against the Purchasers pursuant to this clause 20.4 that the Vendors did not pay the GST on the supply when it fell due under the GST Law.

20.5                        Ruling

For the purposes of this clause 20, the Vendors may determine that they are liable to pay GST on the supply of the Assets and the Business under this agreement if they obtain a private binding ruling in respect of this agreement, or any similar arrangement, which confirms that the supply does not constitute the supply of a going concern.

20.6                        Reduction

If a payment to a party under this agreement (except for the Purchase Price) is a reimbursement or indemnification, calculated by reference to a loss, cost or expense incurred by that party, the payment will be reduced by the amount of any input tax credit to which that party is entitled for that loss, cost or expense.

20.7                        Definitions

Words or expressions used in this clause 20 which are defined in the Australian GST Act and the New Zealand GST Act (as applicable) have the same meaning in this clause.

20.8                        Rights

Rights under this clause 20 continue after the Completion Date, whether or not other rights continue.

21.                               Notices and other communications

21.1                        Service of notices

A notice, demand, consent, approval or communication under this agreement (Notice) must be:

(a)                                  in writing, in English and signed by a person duly authorised by the sender; and

(b)                                 hand delivered or sent by prepaid post or facsimile to the recipient’s address for Notices specified in the Details, as varied by any Notice given by the recipient to the sender.

21.2                        Effective on receipt

A Notice given in accordance with clause 21.1 takes effect when taken to be received (or at a later time specified in it), and is taken to be received:

(a)                                  if hand delivered, on delivery;

(b)                                 if sent by prepaid post, two Business Days after the date of posting (or seven Business Days after the date of posting if posted to or from a place outside Australia);

(c)                                  it sent by facsimile, when the sender’s facsimile system generates a message confirming successful transmission of the entire Notice unless, within eight Business Hours after the transmission, the recipient, informs the sender that it has not received the entire Notice, but if the delivery, receipt or transmission is not on a Business Day or is after 5.00pm on a Business Day, the Notice is taken to be received at 9.00am on the next Business Day.

22.                               Miscellaneous

22.1                        Alterations

This agreement may be altered only in writing signed by each party.

22.2                        Approvals and consents

Except where this agreement expressly states otherwise, a party may, in its discretion, give conditionally or unconditionally or withhold any approval or consent under this agreement.

22.3                        Assignment

A party may only assign this agreement or a right under this agreement with the prior written consent of each other party, provided that the parties acknowledge and consent to the Purchasers granting any Encumbrance over their rights under this document to BWA Custodians Limited ACN 009 413 852 (and any successor or assign) in connection with certain financial accommodation to be provided to the Purchasers in connection with the purchase of the Assets under this agreement.

22.4                        Costs

Each party must pay its own costs of negotiating, preparing and executing this agreement.

22.5                        Stamp duty

Any stamp duty, duties or other charges of a similar nature (including fines, penalties and interest) in connection with this agreement or a transaction contemplated by this agreement, must be paid by the Purchasers.

22.6                        Survival

Any indemnity or any obligation of confidence under this agreement is independent and survives termination of this agreement. Any other term by its nature intended to survive termination of this agreement survives termination of this agreement.

22.7                        Counterparts

This agreement may be executed in counterparts. All executed counterparts constitute one document.

22.8                        No merger

The rights and obligations of the parties under this agreement do not merge on completion of any transaction contemplated by this agreement.

22.9                        Entire agreement

This agreement constitutes the entire agreement between the parties in connection with its subject matter and supersedes all previous agreements or understandings between the parties in connection with its subject matter.

22.10                 Further action

Each party must do, at its own expense, everything reasonably necessary (including executing documents) to give full effect to this agreement and the transactions contemplated by it. To the extent to which an asset used by the Vendors in the Business as at the date of this agreement is not transferred to the Purchasers on Completion, other than an Excluded Asset, the Vendors must procure that such asset is, following a request from the Purchasers, assigned to the Purchasers for no consideration.

22.11                 Severability

A term or part of a term of this agreement that is illegal or unenforceable may be severed from this agreement and the remaining terms or parts of the term of this agreement continue in force.

22.12                 Waiver

A party does not waive a right, power or remedy if it fails to exercise or delays in exercising the right, power or remedy. A single or partial exercise of a right, power or remedy does not prevent another or further exercise of that or another right, power or remedy. A waiver of a right, power or remedy must be in writing and signed by the party giving the waiver.

22.13                 Relationship

Nothing in this agreement creates a relationship of employment, trust, agency or partnership between the parties.

23.                               Guarantor’s guarantee

23.1                        Guarantee and indemnity

The Guarantor unconditionally and irrevocably;

(a)                                  guarantees to the Purchasers the due and punctual performance and observance by the Vendors of all of the obligations contained in or implied under this agreement that must be performed and observed by the Vendors (Guaranteed Obligations); and

(b)                                 indemnifies the Purchasers against all losses, damages, costs and expenses which the Purchasers may now or in the future suffer or incur consequent on or arising directly or indirectly out of any breach or non-observance by the Vendors of a Guaranteed Obligation.

23.2                        Extent of guarantee and indemnity

This clause 23 applies and the obligations of the Guarantor remain unaffected despite:

(a)                                  an amendment of this agreement, whether with or without the Guarantor’s knowledge or consent; or

(b)                                 a rule of law or equity to the contrary; or

(c)                                  an insolvency event affecting a person; or

(d)                                 a change in the constitution, membership, or partnership of a person; or

(e)                                  the partial performance of the Guaranteed Obligations; or

(f)                                    the Guaranteed Obligations not being enforceable at any time (whether by reason of a legal limitation, disability or incapacity on the part of a Vendor and whether this agreement is void ab initio or is subsequently avoided) against a Vendor; or

(g)                                 the Purchasers granting any time or other indulgence or concession to, compounding or compromising with, or wholly or partially releasing a Vendor or the Guarantor of an obligation; or

(h)                                 another thing happening that might otherwise release, discharge or affect the obligations of the Guarantor under this agreement.

23.3                        Principal and independent obligation

This clause 23 is:

(a)                                  a principal obligation and is not to be treated as ancillary or collateral to another right or obligation; and

(b)                                 independent of and not in substitution for or affected by another security interest or guarantee or other document or agreement which the Purchasers or another person may hold concerning the Guaranteed Obligations.

23.4                        Enforcement against Guarantor

The Purchasers may enforce this clause 23 against the Guarantor without first having to resort to another guarantee or security interest or other agreement relating to the Guaranteed Obligations.

24.                               Environmental Indemnity

24.1                        Definitions

In this clause 24, a reference to land includes a reference to water in, or under the land.

24.2                        Contamination Indemnity by the Vendors

Subject to clause 24.3, the Vendors:

(a)                                  indemnify, and agree to keep indemnified, the Purchasers against all Environmental Liability; and

(b)                                 release, and agree to continue to release, the Purchasers from any claim by the Vendors in respect of Environmental Liability.

24.3                        Limitations

(a)                                  The Vendors have an obligation under clause 24.2 only to the extent that any Environmental Liability relates to Contamination, or Pollution, of or at a Property or the Chester Hill Site which occurred before Completion (including where such Contamination or Pollution emanates from any such Property or the Chester Hill Site before or after Completion).

(b)                                 The Vendors have no liability under clause 24.2, unless:

(i)                                     the Purchasers has given written notice of the claim to the Vendors on or before the third anniversary of the Completion Date; and

(ii)                                  unless the claim has been settled, or legal proceedings in a court of competent jurisdiction in respect of the claim have been commenced by the Purchasers against the Vendors, within one year of the claim being notified by the Purchasers.

(c)                                  The Vendors have no liability for a claim under clause 24.2 unless the amount of the claim exceeds $250,000, in which case the Vendors are liable for the entire amount and not just the excess.

(d)                                 The Venders have no liability for any cost incurred by the Purchasers in removing any asbestos cladding from any building at the Chester Hill Site, at the property at 9-19 Rooks Road, Nunawading, Victoria, or at the property at 100 Carbine Road, Mount Wellington, Auckland, New Zealand.

(e)                                  The Vendors have no liability for a claim under clause 24.2:

(i)                                     where legislation, not in force or in effect at the date of this agreement, is enacted, and as a result the Vendors are liable under clause 24.2 and the Vendors would not have been liable under clause 24.2 prior to the enactment of such legislation; or

(ii)                                  where the claim occurs as a result of the redevelopment of a Property by the Purchasers for use other than manufacturing of packaging or warehousing.

Schedule 4 - Warranties (clause 15)

Part A

Warranty 1 - Title and Solvency

1.1                                 No:

(a)                                  meeting has been convened, resolution proposed, petition presented or order made for the winding up of either of the Vendors;

(b)                                 receiver, receiver and manager, provisional liquidator, liquidator or other officer of the Court has been appointed in relation to all or any material asset of either of the Vendors; or

(c)                                  mortgagee or chargee has taken, attempted or indicated an intention to exercise its rights under any security of which either of the Vendors is the mortgagor or chargor.

1.2                                 AEP (Aust):

(a)                                  is not insolvent within the meaning of section 95A of the Corporations Act;

(b)                                 has not stopped paying its debts as and when they fall due; and

(c)                                  is not subject to administration under Part 5.3A of the Corporations Act.

AEP(NZ):

(a)                                  is not unable to pay its debts (other than as the result of a failure to pay a debt or claim the subject of a good faith dispute); or

(b)                                 has not stopped paying its debts as and when they fall due.

1.3                                 Each of the Vendors:

(a)                                  has the power to own its assets and carry on its business as it now being conducted; and

(b)                                 is registered and validly existing under its jurisdiction of incorporation or registration.

1.4                                 The Vendors have taken all necessary action to authorise the execution, delivery and performance of this agreement in accordance with its terms.

1.5                                 The Vendors have full power to enter into and perform their obligations under this agreement (including, but not limited to, selling the Assets).

1.6                                 The execution, delivery and performance by the Vendors of this agreement comply with:

(a)                                  each law, regulation, authorisation, ruling, judgement, order or decree of any Government Agency;

(b)                                 the constitution or other constituent documents of the Vendors; and

(c)                                  any Encumbrance or document which is binding on the Vendors or any of the Assets.

Warranty 2 - Accounts

2.1                                 The Accounts for each of the Vendors:

(a)                                  were prepared in accordance with the Accounting Standards;

(b)                                 give a true and fair view of the financial position of the Business and the income, expenses and results of the Business as at the Accounts Date.

2.2                                 Since the Accounts Date:

(a)                                  the Vendors have carried on the Business in the ordinary and usual course;

(b)                                 no contracts or commitments differing from those ordinarily made in the conduct of the Business have been entered into or incurred;

(c)                                  neither of the Vendors has disposed of a material asset, other than the sale of stock in the ordinary course of ordinary business;

(d)                                 the Vendors have paid their respective creditors in accordance with their relevant credit terms; and

(e)                                  there has been no material adverse change in the assets, liabilities, financial position or profitability of either of the Vendors.

Warranty 3 - Records

As far as each of the Vendors is aware, the Records:

(a)                                  have been fully, properly and accurately kept and completed in all material respects;

(b)                                 do not contain material inaccuracies or discrepancy of any kind; and

(c)                                  comply with legal requirements in all material respects.

For the purpose of this Warranty 3, Records does not include the Accounts.

Warranty 4 - Assets and the Business

4.1                                 The Assets are in the possession or under the control of the Vendors.

4.2                                 The Vendors are the legal and beneficial owners of each Asset.

4.3                                 On Completion, there will be no Encumbrances over or affecting any Asset and the Vendors are not party to any agreement to grant any Encumbrance over any Asset.

4.4                                 The Assets, the Excluded Assets and the assets the subject of the Equipment Leases and Property Leases, comprise all of the assets used by the Vendors in the Business.

Warranty 5 - Business contracts

5.1                                 There are no agreements, arrangements or understandings affecting the Business and not fully performed at the Completion Date that:

(a)                                  are material to the operation of the Business and have not been disclosed in writing to the Purchasers (and all material terms of such contracts have been disclosed in writing);

(b)                                 are outside the ordinary and proper course of business of the Business or otherwise contain any unusual, abnormal or onerous provision; or

(c)                                  are incapable of being fulfilled or performed on time without undue or unusual expenditure of money or effort.

5.2                                 With respect to each contract which is material to the Business (including the Business Contracts):

(a)                                  no party to the contract is in breach of the contract;

(b)                                 the Vendors are not aware of any grounds for rescission or avoidance or repudiation of the contracts;

(c)                                  no party has given notice to terminate it or has sought to repudiate or disclaim it or, so far as the Vendors are aware, intends to do so; and

(d)                                 so far as the Vendors are aware, there are no facts or circumstances which are likely to give rise to any of the above.

Warranty 6 - Employees

6.1                                 Schedule 8 sets out a complete, accurate and up to date list of the following:

(a)                                  all Employees of AEP (NZ) as at 15 April 2005 with an accurate statement of each Employee’s length of service, business unit and position; and

(b)                                 all weekly paid Employees of AEP (Aust) as at 23 January 2005 with an accurate statement of each Employee’s rate per hour, year-to-date earnings to 23 January 2005, length of service, job description, award of employment agreement, union, location and redundancy entitlement policy; and

(c)                                  all monthly Employees of AEP (Aust) as at 23 January 2005 and an accurate statement of each Employee’s length of service, job description, location and redundancy entitlement policy.

6.2                                 There are no outstanding Claims, nor have there been any Claims within the 12 months preceding the date of this agreement, by or on behalf of any past or present employee or contractor of the Business (or any person or entity representing them) against either of the Vendors.

6.3                                 In connection with the Business or the Employees, neither of the Vendors is involved in (or has been involved in the two years preceding this agreement):

(a)                                  any labour, industrial or trade dispute; or

(b)                                 any dispute with a union or labour organisation,

which may disrupt the Business or cause it to incur financial expenditure and, so far as the Vendors are aware, there are no facts or circumstances which may give rise to any such dispute.

6.4                                 Neither of the Vendors has given a commitment (whether legally binding or not) to increase or supplement the remuneration, annual leave (including leave loading), long service leave, sick leave or any other compensation, gratuities or benefits of any Employee.

6.5                                 The Vendors have disclosed in writing to the Purchasers before the date of this agreement all of the terms of employment which apply to the Employees, including an accurate statement of each Employee’s length of service, entitlement to remuneration, annual leave (including leave loading), long service leave, sick leave, superannuation and any other compensation, gratuities or benefits as at the date set out in the documents disclosing such information included in the data room materials listed in Annexure B.

6.6                                 The Vendors are not in breach of any statute, regulation, individual or collective employment agreement or industrial award applicable to any of the Employees.

Warranty 7 - Superannuation

7.1                                 In Warranty 7, Superannuation Arrangement means any fund, plan, scheme, agreement or arrangement under which superannuation benefits, retirement benefits, life assurance benefits, death or disability benefits, pensions, annuities or other allowances, gratuities or benefits are or may be provided to or in respect of any present or former employees of either of the Vendors or their respective dependants.

7.2                                 With respect to the Funds, there are no outstanding or unpaid contributions by either of the Vendors and each of the Vendors has complied with its obligations to make superannuation contributions in respect of the Employees.

7.3                                 The Funds are the only Superannuation Arrangements in operation in relation to the Employees and to which the Vendors contribute or are obliged to contribute.

7.4                                 Superannuation contributions are made by the Vendors on an accumulation basis (and not on a defined benefit basis) and the rate of contribution does not exceed the statutory guaranteed amount.

Warranty 8 - Intellectual property

8.1                                 In this Warranty, Owned IP means Vendor IP other than the Intellectual Property Licences.

8.2                                 Schedule 9 contains a complete and accurate list of all material Intellectual Property Rights owned or used by the Vendors in the Business.

8.3                                 No Vendor nor any related body corporate of it has licensed, granted any rights in respect of, assigned or otherwise dealt with any of the Owned IP to any person.

8.4                                 So far as the Vendors are aware, the Vendors’ conduct of the Business (including the use of the Vendor IP) has not and is not infringing the Intellectual Property Rights of any other person, and so far as the Vendors are aware, no person has infringed or is presently infringing any of the Owned IP.

8.5                                 Other than the Intellectual Property Rights subject to the Intellectual Property Licences, there are no Intellectual Property Rights used in the Business which is owned by a person other than the Vendors.

Warranty 9 - Property

General

9.1                                 The particulars of the Properties set out in Schedule 7 are true and correct in all respects.

9.2                                 The Properties are the only land and buildings owned, used or occupied by the Vendors.

9.3                                 AEP (Aust) has exclusive occupation and right of quiet enjoyment of each of the Properties in Australia.

9.4                                 AEP (NZ) has exclusive occupation and right of quiet enjoyment of each of the Properties in New Zealand.

9.5                                 No notices have been received by either of the Vendors and there is no order, declaration, report, recommendation or approved proposal of a public authority or government department which would materially affect the use of any Property.

Leasehold Property

9.6                                 The Due Diligence Material contains copies of all documents and terms of each Property Lease (excluding the Chester Hill Lease). In relation to each Property Lease:

(a)                                  the Vendors are not in breach of any of the Property Leases;

(b)                                 neither of the Vendors has received a notice of any breach of the Property Leases.

9.7                                 Each of the specified Vendors has exclusive occupation and quiet enjoyment of the relevant Property and has not granted any sublease, licence or exclusive shared right to occupy or use any part of such Properties.

9.8                                 The Property Leases:

(a)                                  are valid and subsisting; and

(b)                                 have not been amended or modified.

Environmental

9.9                                 The Properties located in Australia are:

(a)                                  not subject to any order or notice issued under any Environmental Law; and

(b)                                 not the subject of any charge in favour of any relevant environmental protection authority as security for the clean up or other costs under any relevant Environmental Law.

9.10                           The Properties located in New Zealand are not subject to any order or notice issued under any Environmental Law.

Warranty 10 - Compliance with laws

10.1                           The Vendors have complied with all applicable laws (whether applicable to the conduct of the Business, the Employees, the use of any Property or the Assets) and the Vendors have not received notice of any contravention or allegation of any contravention of any applicable law in connection with the Business.

10.2                           Each of the Vendors:

(a)                                  has complied with all Statutory Licences; and

(b)                                 has not received any notice that any Statutory Licence will be revoked, suspended, modified or will not be renewed.

10.3                           There are no outstanding notices or orders of a Governmental Agency affecting the Business and the Vendors are not aware of any circumstance which may result in the imposition of any such notice or orders.

Warranty 11 - Stock

11.1                           All Stock is:

(a)                                  in the physical possession or control of one or other of the Vendors; and

(b)                                 located on the Properties or on off-site storage; and

(c)                                  fit for the purpose for which it is used.

11.2                           The level of Stock is sufficient to meet and is not materially surplus to the requirements of the Business.

11.3                           As far as the Vendors are aware, the Vendors have not sold any product prior to the Completion Date that may result in a product liability or other claim under the laws of the country in which the product was sold, other than product returns in the ordinary course of business, which historically have not exceeded 1% of sales in any twelve month period.

Warranty 12 - Tax

Any Tax payable in respect of any Asset, including but not limited to each Business Contract, Key Contract, Equipment Leases, Intellectual Property Licence and Property Lease has been paid.

Warranty 13 - Litigation

13.1                           There is no material Claim threatened in writing or, so far as the Vendors are aware or pending against either Vendor.

13.2                           As far as the Vendors are aware, there is no material fact, matter or circumstance likely to give rise to any Claim against either Vendor.

13.3                           There are not material unsatisfied or outstanding judgements, orders or awards affecting either Vendor.

13.4                           No Vendor is currently involved in any material legal proceedings.

Warranty 14 - Information

14.1                           All information contained in the Due Diligence Materials and the Disclosure Letter is accurate and not misleading in any material respect.

14.2                           As far as the Vendors are aware, no Vendor has withheld from inclusion in the Due Diligence Materials or the Disclosure Letter any fact or document which would render the Due Diligence Materials or the Disclosure Letter inaccurate or misleading in any material respect.

Warranty 15 - Authorisations

As far as the Vendors are aware, other than the Statutory Licences listed in Schedule 10, no authorisations are required to conduct the Business or to own, use, operate or receive the benefit of the Business Assets or to conduct the Business on the Properties.

Part B – Guarantor Warranties

Title and Solvency

(a)                                  No:

(i)                                     meeting has been convened, resolution proposed, petition presented or order made for the winding up of the Guarantor;

Signing page

EXECUTED as an agreement.

Executed on behalf of AEP INDUSTRIES (AUSTRALIA) PTY LIMITED by its attorney Leigh Brown who confirms that the power of attorney has not been revoked in the presence of:

/s/ [ILLEGIBLE]	/s/ Leigh Brown
Signature of witness	Signature of attorney

[ILLEGIBLE]	Leigh Brown
Name of witness (print)	Name of attorney (print)

Executed on behalf of AEP INDUSTRIES (NZ) LIMITED by its attorney Leigh Brown who confirms that the power of attorney has not been revoked in the presence of:

/s/ [ILLEGIBLE]	/s/ Leigh Brown
Signature of witness	Signature of attorney

[ILLEGIBLE]	Leigh Brown
Name of witness (print)	Name of attorney (print)

Executed by FLEXIBLE PACKAGING OPERATIONS AUSTRALIA PTY LIMITED

/s/ [ILLEGIBLE]	/s/ John Story
Signature of director	Signature of director

(Please delete as applicable)

[ILLEGIBLE]	John Story
Name of director (print)	Name of director (print)

Executed by FLEXIBLE PACKAGING OPERATIONS NEW ZEALAND LIMITED

/s/ [ILLEGIBLE]	/s/ John Story
Signature of director	Signature of director

(Please delete as applicable)

[ILLEGIBLE]	John Story
Name of director (print)	Name of director (print)

Executed on behalf of AEP INDUSTRIES INC by its attorney Leigh Brown who confirms that the power of attorney has not been revoked in the presence of:

/s/ [ILLEGIBLE]	/s/ Leigh Brown
Signature of witness	Signature of attorney

[ILLEGIBLE]	Leigh Brown
Name of witness (print)	Name of attorney (print)